Exhibit 10.1

COLLECTIVE BARGAINING AGREEMENT

By and Between

AIR METHODS CORPORATION

And

OFFICE AND PROFESSIONAL EMPLOYEES
INTERNATIONAL UNION, LOCAL 109

August 28, 2014 through December 31, 2016

TABLE OF CONTENTS

ARTICLE 1	Purpose of Agreement

ARTICLE 2	Recognition

ARTICLE 3	Agency Shop & Check Off

ARTICLE 4	Management Rights

ARTICLE 5	Non-Discrimination

ARTICLE 6	Grievance Procedure

ARTICLE 7	System Board of Adjustment

ARTICLE 8	No Strike / No Lockout

ARTICLE 9	Discipline and Discharge

ARTICLE 10	Union Representation

ARTICLE 11	Seniority

ARTICLE 12	Seniority List

ARTICLE 13	Reduction in Workforce

ARTICLE 14	Job Posting and Bidding

ARTICLE 15	Training

ARTICLE 16	Schedules of Service

ARTICLE 17	Workover

ARTICLE 18	Pilot Status

ARTICLE 19	Pilot Classifications

ARTICLE 20	Fees & Physical Exams

ARTICLE 21	Moving Expenses
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ARTICLE 22	Travel Pay

ARTICLE 23	Leaves of Absence

ARTICLE 24	On-the-Job Injury

ARTICLE 25	Holidays

ARTICLE 26	Sick Leave

ARTICLE 27	Vacation

ARTICLE 28	Health Insurance

ARTICLE 29	401(k) Plan

ARTICLE 30	Jury Duty

ARTICLE 31	Bereavement Leave

ARTICLE 32	Severance Pay

ARTICLE 33	Bulletin Boards

ARTICLE 34	General and Miscellaneous

ARTICLE 35	Equipment and Facilities

ARTICLE 36	Productive Work Environment

ARTICLE 37	Savings Clause

ARTICLE 38	Duration

APPENDIX A	Base Pay, Methodology for Determining Where a Pilot Initially Fits in the Scale, Base Assignment, ACCRA Geographic Differential Pay, Initial Training, Relief Pilots, Supplemental Pay, Definitions

APPENDIX B	Base ACCRA Ratings
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PARTIES TO AGREEMENT

This Agreement is entered into between Air Methods Corporation hereinafter called the “Company” and the Office and Professional Employees International Union, and its Local 109, hereinafter jointly called the “Union” or the “OPEIU.”

ARTICLE 1
Purpose of Agreement

Section 1.1

The purpose of this Agreement is, in the mutual interest of the Company and its Pilots, to provide for the operation of the services of the Company under methods that will further, to the fullest extent possible, the safety of air transportation and the efficiency of operation

Section 1.2

No Pilot covered by this Agreement will be interfered with, restrained, coerced or discriminated against by the Company or the Union, its officers, or its agents because of membership or non-membership in the Union, or any lawful activity under the Railway Labor Act not in violation of this Agreement.

Section 1.3

It is understood, whenever in this Agreement, Pilots or jobs are referred to in the male gender, it shall be recognized as referring to both male and female Pilots.

Section 1.4

This Agreement sets forth the entire understanding and agreement of the parties and may not be modified in any respect except by writing subscribed to by the parties. This Agreement supersedes all previous agreements, commitments, or practices, oral or written, between the Company and the Union and/or the Pilots, and expresses all of the obligations of and restrictions imposed upon each of the respective parties during its term. The waiver of any provision of this Agreement or any breach of this Agreement by either party during the term of the Agreement shall not constitute a precedent for the future waiver of any breach or provision. Nothing in this Agreement shall prohibit the parties from bargaining on any issue they desire if both parties mutually agree to do so during the term of this Agreement.

Section 1.5

This document, together with all exhibits, memoranda of understanding, letters of agreement, and letters of interpretation incorporates the complete agreement between the parties on all issues specifically addressed herein.

Section 1.6

The parties agree that any past practices established prior to the date of this Agreement shall not create any contractual or legal obligation to continue such practices following the effective date of this Agreement.

ARTICLE 2
Recognition

Section 2.1

This Agreement is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between Air Methods Corporation (the “Company”) and the Office and Professional Employees International Union (the “Union”) representing employees composed of the craft and class of Flight Deck Crew Members (hereafter called “Pilots”) as certified by the National Mediation Board in Case Number R-6949, September 16, 2003.

The Company hereby recognizes the Union as the sole collective bargaining agent and authorized representative for those employees described in Section 1 above, to represent them and, on their behalf, to negotiate and conclude agreements with the Company as to hours of work, wages, and other conditions of employment in accordance with the provisions of the Railway Labor Act, as amended. This Collective Bargaining Agreement and any formal letters of agreement between the Company and the Union may be collectively referred to as the “Agreement.”

Section 2.2

This Agreement covers all emergency medical revenue flying performed by the Company with Pilots on its payroll. All emergency medical revenue flying covered by this Agreement shall be performed by Pilots whose names appear on the Air Methods Corporation Pilot’s System Seniority List. If Air Methods Corporation establishes a non-emergency medical service, OPEIU may process representation rights for the Pilots of that service in accordance with applicable regulations. Air Methods Corporation will not oppose OPEIU’s petitioner status in those proceedings.

Section 2.3

In the event the Company sells all or part of its helicopter operations to another carrier during the term of this Agreement, in advance of such sale, the Company shall give notice of the existence of this Agreement to such Successor Carrier and shall make reasonable effort to persuade such Successor Carrier to agree to the continuation of the terms set forth in this Agreement. In the event the Successor Carrier does not adopt the terms of this Agreement, the Company shall not be liable for any differences (in hours, wages, benefits, or all other working conditions) after the effective date of the change of ownership.

Section 2.4

In the event the Company acquires all or substantially all of the assets or equity of another carrier, or another air carrier acquires all or substantially all of the assets or equity of the Company, the Company will meet promptly with the Union to discuss the effects of the transaction on the bargaining unit. These discussions shall not be pursuant to Section 6 of the Railway Labor Act, and reaching an agreement with the Union shall not be a prerequisite for closing, or any other aspect of the transaction or operations pursuant to the transaction.

ARTICLE 3
Agency Shop & Dues Check Off

Section 3.1

Membership in the Union is not compulsory. Pilots have a right to join, not join, maintain, or drop their membership in the Union as they see fit. Neither party shall exert any pressure on or discriminate against any Pilot as regards such matters

Section 3.2

Each Pilot covered by this Agreement who was hired prior to or after the execution of this Agreement shall become a member or an agency fee payer within sixty (60) days after his/her date of hire or the effective date of this agreement and shall be required as a condition of continued employment by the Company to pay an equivalent agency fee, so long as this agreement remains in effect. The agency fee referred to in the Section shall be equal to the Union’s regular and usual initiation fee and its regular, uniform and usual monthly dues. Notwithstanding the foregoing, nothing herein shall be construed to be in violation of or in conflict with the provisions of the Railway Labor Act.

Section 3.3

During the life of this Agreement, the Company agrees that upon receipt of a properly executed Authorization of Payroll Deductions, voluntarily executed by a Pilot, it will make bi-weekly deductions from the Pilot’s earnings after other deductions authorized by the Pilot or are required by law have been made, to cover the current standard bi-weekly assessments and/or initiation fees or agency fees uniformly levied in accordance with the Constitution and bylaws of the Union as set forth in the Railway Labor Act.

Any authorizations for payroll deductions under this Article shall be effective the first day of the month following its receipt by the Payroll Department and shall apply to the next paycheck for which dues deduction or agency fees is made.

Section 3.4

The Company remittance to the Union will be accompanied by a list of the Pilots’ names and employee numbers of the Pilots for whom the deductions have been made in that particular month and the individual amounts deducted. Deductions shall be remitted to the designated Financial Officer of the Union not later than the tenth of each month.

Section 3.5

Collection of dues or agency fees not deducted because of insufficient current earnings missed because of clerical error or inadvertent error in the accounting procedures, agency fees missed due to delay in receipt of the Authorization for Payroll Deductions, shall be the responsibility of the Union and shall not be the subject of payroll deductions from subsequent paychecks, and the Company shall not be responsible in any way for such missed collections. It shall be the Union’s responsibility to verify apparent errors with the individual Pilot prior to contacting the Payroll Department. The total or balance of unpaid dues, assessments and/or initiation fees or agency fees due and owed the Union at the time a Pilot terminates his employment shall be deducted from the final paycheck in accordance with applicable law.

Section 3.6

An Authorization for Payroll Deduction under this Article shall be irrevocable for the term of this Agreement or for a period of one (1) year from the date the Authorization is first executed, whichever occurs sooner. Revocation shall become effective when the Pilot serves written notice on the Payroll Department to revoke such Authorization for Payroll Deductions. An Authorization for Payroll Deduction shall automatically be revoked if:

A.	The Pilot transfers to a position with the Company not covered by the Agreement;

B.	The Pilot’s service with the Company is terminated;

C.	The Pilot is furloughed.

Section 3.7

Upon written demand from the Union, the Company shall terminate any employee within the bargaining unit who fails to tender the sum due the Union under Section Two of the Article within thirty (30) days from the date such sum is due provided the Union informs the Company and the employee in writing and allows him/her and additional fifteen (15) days after the 30th day of delinquency. If the employee fails to resolve his/her dues delinquency with the Union during this fifteen (15) day period and after notification to the Company by the Union, the Company will terminate the employee effective the end of that payroll period.

Section 3.8

Any dispute between the Company and the Union arising out of the interpretation or application of this Article, when reduced to writing as a grievance, shall be subject to the Grievance Procedure by initially referring the grievance to Step Three. The grievance thereafter may be processed in accordance with the provisions of Articles 6 and 7 in this Agreement.

Section 3.9

The Union agrees to hold the Company harmless and to indemnify the Company against suits, claims, liabilities, and reasonable and customary attorney's fees which arise out of or by reason of any action taken by the Company under the terms of this Article.

Section 3.10

It is further agreed between the parties that the Union shall notify each Pilot of their Beck rights as provided by law.

ARTICLE 4
Management Rights

Section 4.1

The Union recognizes that the management of the business of the Company and the direction of the working force are vested exclusively with the Company, subject to the expressed provisions of this Agreement.

Section 4.2

Except as restricted by an express provision of this Agreement, the Company shall retain all rights to manage and operate its business and work force, including but not limited to the right to sell, or discontinue or diminish in whole or part to determine where and when to operate scheduled or unscheduled flights; to determine its marketing methods and strategies; and to determine the type of aircraft it will utilize to negotiate customer contracts consistent with their requirement, to determine the number of workover hours to be worked, the qualifications of Pilots it may employ and to adopt, modify and rescind reasonable work and safety rules.

Section 4.3

The exercise of any right reserved herein to manage in a particular manner, or the non-exercise of such right, shall not operate as a waiver of the Company’s rights hereunder, or preclude the Company from exercising the right in a different manner or at a future date.

Section 4.4

It is further agreed that the rights specified herein may not be impaired by an arbitrator or arbitration even though the parties may agree to arbitrate the issue involved in a specific manner as provided in the Grievance and Arbitration Procedure set forth elsewhere in this Agreement.

Section 4.5

Under any contract of services or joint venture agreement/arrangement where the Company’s Operating Certificates are utilized for emergency medical service, the flight deck crew members will be covered by this contract.

ARTICLE 5
Non Discrimination

There shall be no discrimination by the Company or the Union in the application of the terms of this Agreement because of race, color, religion, national origin, age, sex or handicap. The Company and the Union will comply with applicable laws prohibiting discrimination.

ARTICLE 6
Grievance Procedure

Section 6.1

Disputes relating to the interpretation or application of the specific provisions of this Agreement may be the subject of a grievance. Any such grievance shall be processed in the following manner:

Step 1.	The Pilot shall first attempt to resolve the grievance with his immediate supervisor within ten (10) calendar days from the date of the occurrence of the event giving rise to the grievance, or within ten (10) calendar days of the date the Pilot knew or should have known of such event. The supervisor shall give his answer within ten (10) calendar days from that date, after receiving permission to resolve said grievance from either the applicable Operations Manager, Program Director or Designee.

Step 2.	If the grievance is not resolved at Step 1 to the satisfaction of the grievant, the grievance shall be reduced to writing and presented to the designated representative of the Company within seven (7) calendar days after the receipt of the immediate supervisor’s answer. The written grievance must state the nature of the grievance, the circumstances out of which the grievance arose, the remedy or correction requested and the specific provisions of the Agreement alleged to have been violated. The Company representative will give his answer to the grievant in writing with a copy to the Union within seven (7) calendar days after the receipt of the grievance.

Step 3.	In the event the decision by the Company representative is unacceptable to the aggrieved employee or union, it may be appealed in writing to the designated representative of the Company within seven (7) calendar days of the receipt of the decision. The appeal must include a statement of the reasons the grievant believes the decision was erroneous. The Company’s representative shall render a decision on the appeal in writing within seven (7) calendar days of receipt of the appeal. The Company and International Union will designate one senior official each of whom is authorized to and must meet and confer on any grievance to endeavor to resolve the grievance before the grievance is advanced to the System Board of Adjustments. In the event the grievance cannot be resolved, the Union may request review at the System Board of Adjustment, provided the request for review is made within 14 calendar days of receipt by the Union of written notice from the Company of the failed grievance resolution.

Section 6.2

In the event a non-probationary Pilot who has been discharged wishes to grieve such discharge, the grievance must be presented at Step 2 within seven (7) calendar days after the termination.

Section 6.3

All provisions of this Article shall apply to Union grievances except such grievances shall be presented to the designated Company representative at Step 2.

Section 6.4

Any grievance not presented and processed in the manner, and within the time limits set forth above, shall be waived and deemed null and void provided, however, at any time in advance of the expiration of such time limit the parties may agree, by mutual written consent, to extend any time limit for a specified period of time. Compliance with all time limits specified in this Article shall be determined by the date of mailing as established by postmark.

Section 6.5

The Company and the Union agree to furnish to the other party the names of their designated representatives charged with administration of the grievance procedure within thirty (30) calendar days after the execution of this Agreement. Any changes in these representatives shall be furnished to the other party in writing.

Section 6.6

The Union and the Company may, by mutual agreement in writing, elect to bypass any or all steps in this Article and proceed to the System Board of Adjustment in accordance with Article 7 of this Agreement.

Section 6.7

All grievances resolved at any step of this grievance procedure prior to the Systems Board of Adjustment shall be on a non-precedent basis unless mutually agreed otherwise.

Section 6.8

If a grievant is exonerated, his personnel file shall be cleared of all references to the incident in question, consistent with applicable Federal regulations and may not be used in future disciplinary actions against the Pilot. A grievant that is cleared of all charges shall be made whole in every respect.

ARTICLE 7
System Board of Adjustment

Section 7.1

In compliance with Section 204, Title II of the Railway Labor Act, as amended, this Agreement establishes a System Board of Adjustment, which shall be called the Air Methods Pilots’ System Board of Adjustment, hereinafter called “the Board.”

Section 7.2

The Board has jurisdiction over timely filed and appropriately processed grievances arising out of the interpretation and application of the specific provisions of this Agreement relating to rates of pay, rules, working conditions, discipline and discharge. The procedures set forth in this Article are the exclusive and mandatory forum for all such disputes.

Section 7.3

The Board does not have jurisdiction over any dispute unless all of the procedures required by the Grievance Procedure provided for in this Agreement have been timely and completely exhausted in the dispute, and the dispute has been properly submitted to the Board pursuant to the provisions of this Article.

Section 7.4

Neither the Systems Board nor Arbitrator shall have any jurisdiction to modify, add to or otherwise alter or amend any of the terms of this Agreement or to make any decision that has such an effect.

Section 7.5

The Board shall consist of four members, two of whom shall be selected and appointed by the Company and two of whom shall be selected and appointed by the President of the Local Union. In disciplinary cases, no Board member from either side shall have previously made an authoritative decision regarding the merits of the controversy, including decisions to appeal the matter to a higher level. If this occurs the Board member(s) will not participate as a Board member and a alternate Board member(s) will participate in the System Board of Adjustment. A Board member appointed by the Union shall serve as chairman and a Board member appointed by the Company shall serve as vice-chairman in even years, and a Board member appointed by the Company shall serve as chairman and a Board member appointed by the Union shall serve as vice-chairman in odd years. The vice-chairman shall act as chairman in his absence.

Each Board member has a vote in connection with all actions taken by the Board. In the event the four Board members cannot reach a decision with respect to a particular dispute, the Board will select a neutral member who will decide the dispute. In the event the Board cannot agree on a neutral member, within seven (7) calendar days thereafter either party may request that the Federal Mediation and Conciliation Services (FMCS) submit a list of seven (7) arbitrators, all of whom are members of the National Academy of Arbitrators. The Arbitrators shall be selected in accordance with the rules of FMCS. The Board hearing before the third party neutral member shall be conducted in accordance with the FMCS rules.

Section 7.6

The Board will meet quarterly in a location determined by mutual agreement, provided that at such time there are cases on file with the Board for its consideration.

Section 7.7

Any expenses incurred by Board members appointed by one of the parties to this Agreement will be paid by that party. The fees and expenses of any neutral member of the Board shall be borne equally by the Company and the Union.

Section 7.8

Disputes may only be submitted to the Board by the President of the Local Union or a duly designated officer of the Union or the Company’s Vice President of Human Resources or designee.

Section 7.9

Decisions by the Board are final and binding on the Company, the Union and the affected Pilots, provided they conform to Section 7.4 above.

Section 7.10

The party appealing a final decision under the Grievance Procedure in this Agreement shall submit the dispute for consideration by the Board within fourteen (14) calendar days of that decision as provided in Section 6.1, Step 3. A list of potential witnesses, including all papers and exhibits known to the appealing party shall be submitted to the Board seven (7) days prior to a scheduled Board of Adjustment. Neither party will intimidate or coerce any witness so identified. If the appeal is not made within this fourteen (14) day period, the Board does not have jurisdiction over the dispute. The Company will identify new witnesses or exhibits to the Union not later than seven (7) days prior to the Arbitration, if those witnesses or exhibits had not been provided to the System Board.

Section 7.11

All disputes referred to the Board shall be sent to the Vice President of Human Resources for the Company and his/her office shall assign a docket number according to the order in which the dispute is received. However, grievances involving suspension or discharge shall be given preference for disposition. All grievances that have been properly submitted to the System Board at least 10 days prior to the scheduled hearing date shall be included on the docket and be heard by the Board at that time.

Section 7.12

The appealing party will ensure that a copy of the petition is served on the members of the Board. Each case submitted to the Board must state:

A.	The question or questions at issue;

B.	a statement of the facts with supporting documents;

C.	a reference to the applicable provisions of the Agreement alleged to have been breached;

D.	the position of the aggrieved party; and

E.	the remedy requested.

Section 7.13

Decisions by the Board shall be rendered no later than thirty (30) calendar days after the close of the hearing or receipt of post-hearing briefs.

Section 7.14

The Company and the Union shall, in good faith, attempt to make a joint submission of their dispute to the Board. If the parties are unable to agree on a joint submission, the appealing party shall file a submission with the Board containing all of the information described in Article 6, Section 1, and the responding party may do the same. Any party filing a submission with the Board pursuant to this Article shall serve a copy of its submission with the other party.

Section 7.15

The parties agree that each Board member is free to discharge his duties in an independent manner without fear of retaliation from the Company or the Union because of any action taken by him in good faith in his capacity as a Board member.

ARTICLE 8
No Strike / No Lockout

Section 8.1

Neither the Union or any of its agents (stewards) nor any of its members will collectively, concertedly, or in any manner engage in a strike, sick-out, boycott, sympathy strike, slow down or work stoppage of any kind during the term of this Agreement. During the term of this Agreement, the Company agrees not to lock out any of the employees covered by this Agreement. It is further understood that the duly-authorized representatives of the Union shall use their best efforts on behalf of the Union to actively encourage the employees engaging in a violation of this Section to cease such conduct. If the Company knows one of its Customers will have a primary picket line, the Company will notify the Pilot before dispatching the Pilot to the location. A Pilot may refuse to take an assignment to cross a picket line if he has reasonable safety concerns based on verifiable incidents of picket line misconduct at the site. In such cases, the Company reserves the right to meet Customer needs however it deems appropriate.

Section 8.2

Employees found to be in violation of the terms of this Section shall be subject to discharge. Such discharge shall not be subject to the grievance procedure or System Board of Adjustment and Arbitration provisions of this Agreement, except as to the question of whether the Pilot engaged in such a violation.

ARTICLE 9
Discipline and Discharge

Section 9.1

Pilots may be subject to disciplinary action, up to and including discharge for just cause including violation or infraction of Company rules or policies, or for violating this Agreement. The Company will use a system of progressive discipline except for those items identified in Section 9.2.A. The Company may suspend a Pilot with pay prior to notifying him of the nature of the charge against him. Within seven (7) calendar days of the date of suspension the Company will inform the Pilot in writing, with a copy to the Union, of the nature of the charge and its decision on the type of discipline that should be imposed.

Section 9.2

If an incident occurs, or is believed to have occurred, which could result in discipline or discharge, the Pilot involved may be asked to attend an investigatory meeting. Upon the Pilot’s request he shall be entitled to Union representation at the investigatory meeting. The Pilot shall be informed of the reason(s) for the meeting in sufficient time to discuss it with a Union representative prior to the meeting being held. At the conclusion of the investigatory meeting the Pilot will be notified in writing of the decision and may be held out of service by the Company, with or without pay.

A.	A Pilot may be immediately removed from the payroll and suspended without pay or discharged if he violates the FAA Drug/Alcohol policy or commits other acts of serious misconduct.

B.	In the event the Pilot feels he has been unjustly disciplined or discharged, the Pilot or Union may appeal in writing the Company’s decision to the Company designee within seven (7) calendar days of the adverse action against the Pilot. Such appeal will be taken at Step 2 of the Grievance Procedure.

Section 9.3

In a case where a Pilot is called into a meeting where as a result disciplinary action could be taken against him, the Pilot may request to be accompanied by his Steward, and such a request will be granted by the Company. Request for a steward or alternate shall be honored if they are available within a reasonable time not to exceed forty-eight (48) hours, provided the Company incurs no workover or travel costs whatsoever. If a Pilot at the base, while on duty, is selected to attend such meeting as a representative of the Pilot being investigated, he shall suffer no loss in pay. If called to take a mission, the Pilot and the one being investigated shall reschedule said meeting at the earliest possible time. The parties agree that there shall be no delay in the duty Pilot taking the mission.

Section 9.4

Disciplinary records involving safety matters shall not serve as a basis for any disciplinary action after five (5) years from the date of issuance.

Section 9.5

Customer complaints or correspondence of a derogatory nature shall not serve as the basis for discipline after twelve (12) months from the date of issuance unless within the twelve (12) month period there has been a recurrence of the same or similar nature.

Section 9.6

The parties recognize that flight safety is paramount to the well-being of the business, patients and employees. The Pilots acknowledge it is essential to abide by all applicable FAR’s. The parties further agree that neither will rely upon any discipline administered prior to the execution of the 2006 Agreement.

Section 9.7

If the Customer desires the removal of a pilot from their program the Company will notify the Union in writing of that request.

ARTICLE 10
Union Representation

Section 10.1

In the event it is necessary for a Union representative to enter the premises owned or leased by the Company to discuss the application of this Agreement, the Union representative shall notify the manager for the particular location, and they shall arrange a mutually satisfactory time, date and place for the visit within a five (5) day period thereafter. The Union representative shall not take any action that would interrupt or in any way interfere with the Company’s operations or the job duties of any employee. Such visits shall comply with customer or base entrance requirements.

Section 10.2

The Company will not be obligated to deal with any Union representative who has not been designated in writing to be an authorized representative of the Union.

Section 10.3

The Union may elect or appoint Pilots to be primary job steward(s) and alternate(s) to conduct Union business and shall notify the Company, in writing, of their election, appointment or removal. Pilots who have been designated as primary stewards (and the alternate steward in the absence of the primary steward) shall be granted reasonable time to investigate, present and process grievances during their normal duty hours without loss of pay, provided it does not cause a delay in meeting mission requirements. Stewards or alternates who serve their fellow Pilots shall be considered Union representatives.

Section 10.4

The Company and the Union desire that complaints and grievances shall be settled whenever possible with supervisors at the location where the complaint or grievance originates. It is understood and agreed that a steward’s activities shall fall within the scope of the following functions:

A.	To consult with a Pilot(s) regarding a presentation of a complaint or grievance that the Pilot(s) desires to present. Stewards shall be permitted to present grievances to management and attempt to resolve any grievance.

B.	To present a grievance or complaint to a Pilot’s immediate supervisor in an attempt to settle the matter. Stewards shall be granted the right to consult with Pilots at their base for the purpose of enforcing the provisions of this Agreement.

C.	To investigate a complaint or grievance as defined in the grievance procedure.

Section 10.5

The Company and the Union agree that a minimum amount of time shall be spent in the performance of steward duties.

ARTICLE 11
Seniority

Section 11.1

Seniority of a new hire Pilot shall begin on the date the Pilot is entered on the Company's payroll.

A.	It is understood and agreed Pilots who are employed by AMC at the time of this Agreement shall be placed on the Company seniority list using their original date of hire with AMC or, if applicable, their original date of hire from a previously acquired Company.

B.	In the event of future acquisitions or mergers, the Company will meet promptly with the Union for the purpose of integrating the Pilot groups.

Section 11.2

There shall be two (2) types of seniority, Company Seniority and Bidding Seniority.

A.	Company Seniority – Company Seniority shall be defined as a Pilot's length of service with the Company or present customer, regardless of location, and except as provided for elsewhere in this Agreement, shall govern pay rates, and accrual or granting of paid days off pursuant to Vacation - Article 27 of this Agreement. Company Seniority shall be adjusted for Leaves of Absence as provided for in Leaves of Absence - Article 23 of this Agreement.

B.	Bidding Seniority – Bidding Seniority shall be defined as a Pilot’s length of uninterrupted Pilot credited service with the Company less all time spent outside of the bargaining unit as defined in Section 3 of this Article. Bidding Seniority shall govern all Pilots covered by this Agreement in bidding for job assignments and vacancies as provided for in this Agreement.

Section 11.3

A Pilot who is promoted to a non-flying or supervisory position shall stop accruing bidding seniority, unless they return to flying duties within twelve (12) calendar months. Such Pilot shall continue to accrue Company Seniority and retain his Bidding Seniority less all time spent outside the bargaining unit.

If said Pilot returns to flying duty, it shall be in accordance with his Bidding Seniority. If a Pilot is terminated while in a supervisory or non-flying position, such Pilot shall have no rights under this Agreement.

Section 11.4

A Pilot’s seniority shall be nullified and his/her employment shall be terminated if any of the following occur:

A.	Resignation or retirement;

B.	Discharge for cause;

C.	Failure to accept an open position while on Transition Status as provided in Article 13, Section 1.

D.	Failure to inform the designated Company representative in person or by certified mail of his intention to return to work as provided for in the Reductions in Workforce - Article 13, Section 5(A);

E.	Failure to return to work on or before a date specified in the notice of recall from the designated Company representative after a layoff as provided for in the Reductions in Workforce - Article 13, Section 5(B);

F.	A Pilot’s seniority and recall rights shall terminate after being on furlough for a period of three (3) calendar years.

Section 11.5

Disputes arising over seniority shall be handled in accordance with Grievance Procedure and System Board of Adjustment outlined in this Agreement.

ARTICLE 12
Seniority List

Section 12.1

The Air Methods Corporation Pilot System Seniority List shall consist of the seniority number, name, and bidding seniority date of all Pilots covered by this Agreement. The Company will post the Seniority List on its web page. Thereafter Pilots may post the Seniority List on the bulletin boards, where permitted, and/or in the Union information book. Copies of the Seniority List will be furnished to the Union. All Seniority lists shall include the date that they are published.

Section 12.2

When two or more Pilots are employed on the same date, they shall be placed on the seniority list according to the last four digits in their Social Security number. The Pilot with the lowest last four digits will be awarded the most senior position.

A.	In the event more than one Pilot is hired from a newly acquired contract such Pilots shall be placed at the bottom of the seniority list in order of their time in service with the previous company.

Section 12.3

The Company agrees to update the seniority list each six (6) months, beginning with the effective date of this Agreement with a copy to the Union. A Pilot shall have a period of thirty (30) days after the posting of the seniority list to protest to the Company any omission or incorrect posting affecting his seniority. Pilots on vacation, leave of absence, or furlough shall be permitted thirty (30) days after their return to duty to make any protest concerning his seniority. Once the thirty (30) day period has expired without a protest, the posting will be considered correct and shall not be subject to further protest, unless the omission or incorrect posting was the result of a clerical error on the part of the Company.

ARTICLE 13
Reductions in Workforce and Transition Status

Section 13.1

If there is a loss of a contract, base closure, or other reduction in the workforce, a Pilot’s seniority, pursuant to Seniority – Article 11 of this Agreement, shall govern the layoff. Pilots with the least seniority at the affected base(s) shall be laid off first. The Company shall give at least fourteen (14) days notice of an impending layoff unless prevented from doing so due to causes beyond its control, or eighty-four (84) hours pay in lieu thereof.

A Pilot who experiences a reduction in force shall be placed on Transition Status for fourteen (14) days after the Pilot’s layoff date. While on Transition Status, a Pilot shall avail himself of all available postings on the Company’s Open Position List (“OPL”). If additional postings become available on the OPL while the Pilot is on Transition Status, the Pilot may apply for any such position. The Pilot shall bid on the open positions and indicate his order of preference. Provided the Pilot possesses the requisite credential he shall be offered the positions in order of his preference before the position is filled by outside applicants. Pilots will be placed in open positions from Transition Status in seniority order, with the most senior Pilot being placed first.

If the Pilot does apply for a position on the OPL within fourteen (14) days of the Pilot’s layoff date, the Company will discharge the Pilot and the Pilot will lose all rights and benefits under this Agreement. Transition status will last no longer than 14 days.

Section 13.2

If a Pilot is on Transition Status for any reason and no open positions exist on the OPL, the Pilot shall be placed on furlough status on the fifteenth (15th) day after the Pilot’s layoff date. No Pilot shall be placed on furlough status if any open positions exist on the OPL. At the point of being placed on furlough status the Pilot shall avail himself of all available job postings on the Company website. The Pilot shall bid on the postings and indicate his order of preference. Provided the Pilot possesses the requisite credential he shall be offered the positions in order of his preference before the position is filled by outside applicants. The Company shall not be permitted to hire a new Pilot until all furloughed qualified Pilots are recalled. Pilots will be recalled from furlough in seniority order, with the most senior laid-off Pilot being recalled first.

Section 13.3

Pilots shall continue to accrue Bidding Seniority and Company Seniority while on furlough.

Section 13.4

Affected Pilots are required to file their proper mailing address, email address, and telephone number(s) with the Human Resources Department at the time of the layoff or furlough and will promptly notify the Company of any address changes. Failure to do so will forfeit that Pilots' rights under this Article.

Section 13.5

Furloughed Pilots shall be notified of a recall in order of their seniority by e-mail with confirmed response, telephone or certified mail to the most recent telephone number and address provided by the Pilot. Notification by telephone must be accomplished by positive telephone contact with the Pilot and the call must be followed up with official notification by certified mail. The date of recall notification shall be the earlier of the date on which telephone contact was made or the recall letter was mailed. Notices sent to the last address of record shall be considered conclusive evidence of notice to that Pilot.

A.	Each Pilot accepting recall shall answer his recall notice no later than three (3) business days after receipt of such notice in e-mail with confirmed response, telephone, or by certified mail.

B.	A furloughed Pilot will not be allowed more than twenty one (21) calendar days after the date of recall notification to report to duty from furlough.

D.	The offer of recall shall be made in order of seniority status from the furloughed Pilots. The most senior Pilot is allowed one (1) bypass of the offer of recall. If the senior furloughed Pilot declines on the offer of recall it shall be made in descending order to the remaining furloughed Pilots with the understanding that the junior qualified Pilot shall be obligated to accept the offer. If the junior Pilot refuses the offer of recall, he shall forfeit all rights under this Article and the offer shall be made in ascending order to the remaining Pilots with the understanding that if the Pilot refuses recall he forfeits all rights under this Article.

E.	Seniority and recall rights shall terminate if a furloughed Pilot is not recalled within three (3) years from the commencement of his layoff.

Section 13.6

The Employer and Union will abide by the provisions of USERRA and its interpretations in the case of a base closure or a reduction in force, which impacts a Pilot who is deployed to duty. The Employer’s guideline(s) will be a reference for handling any Pilot’s circumstances and the Employer and Union agree to seek further guidance from the U.S. Department of Labor, as necessary.

ARTICLE 14
Job Posting and Job Bidding

Section 14.1

A Pilot may bid when a new job, temporary or permanent vacancy occurs, or when a new job or crew position is created. All vacancies will be posted on the Company Web Page within seven (7) calendar days after the vacancy occurs. The notice shall provide as much information as is available regarding the vacant position, including the job location and closing date for bid application. This Article does not allow a senior Pilot to bid a job that is already filled or to displace a junior Pilot from a job he is currently filling. The parties agree that a vacancy does not exist if the Customer changes aircraft type and requests that the assigned Pilots remain on the job.

A.	Vacancies resulting from LOA’s will be considered temporary and will be posted and assigned as such. Pilots accepting such temporary positions will be subject to replacement by the returning LOA Pilot, at which time the displaced Pilot will be eligible to bid on any other job opening within the Company.

B.	If the Pilot on leave of absence does not return to the position within twelve (12) months the temporary position will convert to a permanent position. A Pilot who voluntary bids on a temporary vacancy within the twelve (12) month period and is assigned to the temporary vacancy will be awarded the permanent position following the expiration of the twelve (12) months.

B.	If the Company and physician agree there is a reasonable expectation of a Pilot returning to work within ninety (90) days from a medical leave of absence, he will be allowed to bid on any open position and shall be awarded the job in accordance with Section 14.2.C. If such Pilot is awarded the job and is unable to return to duty within the allotted ninety (90) days, the vacancy will be reopened for bidding.

Section 14.2

Bidding procedures are as follows:

A.	When an open position occurs, the Company will post the position on the Company website. During the first fourteen (14) calendar days from the date of the initial posting, only Company Pilots will be considered for the position in accordance with 14.2.C of this Article. After the fourteen (14) day period, the Company may consider an outside candidate and make an offer of contingent employment, which if accepted, closes the position. In the event the candidate is not successful with the contingent requirements, the position will reopen and be available to all applicants, with priority given in all cases to Pilots on the Company seniority roster. Pilots who are on the seniority roster and lose their job through no fault of their own can bid on any open position as their seniority dictates.

B.	The Company will make the awards within seven (7) calendar days after the bidding has closed or the last hospital based customer interview, if required, is conducted. The most senior Pilot will have 48 hours to accept or decline the award. If the most senior Pilot declines the award it will be offered to the next Pilot in order of seniority. Pilots can decline only one (1) awarded position every three (3) years.

C.	The senior qualified Pilot, as defined in Section 14.2, Paragraph F of this Article that bids on the vacancy, who successfully completes the hospital based customer interview, if required, has 48 hours to either accept or decline the offer except for those positions covered in Section 14.4 of this Article.

D.	A Pilot responding to more than one (1) vacancy shall indicate his order of preference on the bid and shall be awarded his highest available preference.

E.	In the event that a Pilot voluntarily bids on and is awarded a new position, the Company reserves the right to require a Pilot to remain in that new position for a period of twelve (12) months; or eighteen (18) months if Company paid relocation or training costs are incurred.

F.	The term “senior qualified” as used in this Article means that a Pilot has been trained by the Company in the aircraft category and class, and meets the customer or Company requirements listed in the Job Posting and has the highest bidding seniority in accordance with Article 11.2(B). Such Pilot must hold the necessary Airman Certificate and endorsements, and holds or is able to obtain the appropriate Medical Certificate for the position. If there are no successful applicants within category and class, a Pilot who holds the necessary Airman Certificate and endorsements but has not been trained in category and class by the Company may apply for a cross-category position (e.g. airplane to helicopter).

Section 14.3

A Pilot will be assigned to his new position within ninety (90) days of the position being awarded to him, unless the Company and Pilot agree otherwise.

Section 14.4

The following positions shall be posted at the base where they occur and not be subject to the bidding procedure described above; Lead Pilot, Senior Lead Pilot, Check Airman, and Training Captain. Such positions shall be filled at the sole discretion of the Company. The Company shall interview Pilots who have applied for the position(s) and all other applicants who have done likewise thereafter to determine their qualifications.

Section 14.5

For the purposes of this Article, “awarded” shall be defined as being determined to be the successful bidder to fill a vacancy, “assigned” shall be defined as being transferred to the new base and commencing a work schedule.

ARTICLE 15
Training

Section 15.1 – Recurrent Training

A.	In accordance with applicable Federal Aviation Regulations (FAR’s), the Company will develop and maintain a computerized training system whereby a Pilot can complete the assigned classroom portions of his required recurrent ground training at his normally assigned work location. In addition and in accordance with Subpart G of FAR 135, the Company will utilize a system of written or oral examinations to accomplish the testing required where written or oral exams are required. The Company’s Training Department will provide adequate computerized training materials, or resource materials provided electronically at the base that clearly detail the information upon which the Pilot will be tested for recurrent ground training. In no circumstances will the Pilot be tested on materials or information that is not reasonably available for the Pilot to study at his normally assigned base. The Pilot will be required to successfully complete recurrent ground training by the assigned completion deadline.

B.	The Company shall make available to all Pilots the equipment and personnel necessary to maintain the necessary qualifications and certifications to operate their assigned aircraft. The Company shall endeavor to provide this training opportunity within a 150-mile radius of the Pilot’s assigned base. It is incumbent upon the Pilot to ensure that he maintains his qualifications. If the Company determines that the Pilot does not possess the necessary qualifications or certifications to operate the aircraft he shall be removed from flight status without pay and shall remain off flight status until the necessary qualifications or certifications have been obtained, however such removal shall be with pay if the lapse of qualifications or certifications was due to circumstances beyond the Pilot’s control. If, at the end of 30 days the Pilot remains unqualified or does not have his certification(s), his employment with Air Methods Corporation may be terminated, unless due to circumstances beyond the Pilot’s control.

C.	The Training Department is responsible for scheduling training dates and locations. If a Pilot is unable to attend training during the scheduled training dates due to illness, injury, a reasonable unforeseen absence, or previously approved excused absence, the Pilot and the Training Department will agree to alternative dates to complete the training.

Section 15.2 – Upgrade/Transition/Special Training

The Company will schedule such training consistent with customer service requirements and the availability of qualified training personnel. While the Company will make a reasonable effort to schedule such training during the Pilot’s normal work shift, all scheduled training will be done in conjunction with business requirements and the availability of training personnel. However, if unable to do so, the Pilot will be paid in accordance with Section 15.5(A). The Company will make every effort to schedule training immediately before or after the Pilot’s work schedule or shift.

Section 15.3 – Training Failures

It is recognized that not all Pilots reach the required level of proficiency in the same amount of time. Therefore, when it becomes apparent to the Company that a Pilot will require time in excess of that usually required to reach proficiency the Company Training Department will, in consultation with the Pilot, determine the cause of his inability to reach the required proficiency level and establish a plan for correcting the problem. The Company Training Department iwill reasonably determine the appropriate amount of additional training to correct any deficiencies and when to cease remedial training.

A.	A Pilot who fails any portion of training, written exam, oral exam or flight check will be removed from his work schedule, with pay, until he has been successfully retested by the Company. A Pilot who fails training, an oral exam, or flight check may request a change of instructor/check airman. The new instructor/check airman will be assigned by the Company. However, if a Pilot elects to request a change of instructor/check airman, the Pilot will be removed from revenue flying and the payroll, but permitted to use unused vacation until such time that the Pilot successfully completes re-training, an oral exam or flight check. Such re-training or re-testing shall be conducted as soon as practical.

B.	In the event a Pilot fails a subsequent portion of training, written exam, oral exam, or flight check the Company will make a determination as to his/her continued employment. If the Company determines that retraining is inappropriate the Company reserves the right to terminate said Pilot.

C.	If a Pilot is unable to successfully complete upgrade or transition training, the Pilot will be allowed to return to his previous position, if that position still exists, and he successfully performs a check ride in his previously assigned aircraft. If the Pilot's previous position has been filled or no longer exists, the Pilot will be offered the opportunity to apply for any position for which he is currently qualified to perform on the Company website.

D.	A Pilot who fails any portion of his new hire training will be subject to termination by the Company.

Section 15.4 – Travel and Accommodations

A.	In the event a Pilot is based away from home during a special assignment or at the direction of the Company, the Company shall in all cases provide single hotel room accommodations to each Pilot, excluding FEMA response.

B.	All travel expenses shall be paid by the Company. All travel will be performed in accordance with Company travel policy and in accordance with applicable IRS rules.

Section 15.5 – Training Pay and Per Diem

A.	All required training performed on a Pilot’s off duty day will be paid for a minimum of four (4) hours at the overtime rate of time and one-half of the Pilot’s base rate, and will be paid at that rate for all actual time spent in that training, as defined in Appendix A, Section 9.

B.	All Pilots shall be paid per diem when applicable, at the assigned rate in accordance with IRS rules.

Section 15.6

During training, qualified personnel may fly a revenue producing flight(s) with the trainee accompanying him, and such flight(s) will not be considered a violation of the Agreement. The term “qualified personnel” is not restricted to members of the class and craft of Flight Deck Crew Members and may include qualified Management personnel. The Company shall comply with Articles 16 and 17 when exercising its rights under this section.

ARTICLE 16
Schedules of Service

Section 16.1

Pilots at each base shall determine the appropriate schedules of service consistent with Company and customer service requirements. They shall forward their schedule to the appropriate Company official. A normal schedule shift shall not exceed twelve (12) hours. This section will not relieve any Pilot from accepting any flight that may extend the shift beyond the scheduled twelve (12) hours as long as the flight can be conducted in accordance with the applicable FAR’s and Company duty time policies.

Section 16.2

The parties to this Agreement will maintain schedules of service which provide for one (1) day off for each day scheduled.

Example:	7 days on - 7 days off
4 days on - 4 days off

Section 16.3

Other work schedules will be discussed between the parties. However, both parties recognize schedules of service will meet customer requirements.

Section 16.4

The schedule in Section 16.2 of this Article shall be considered standard. Any other schedules shall be considered non-standard. Non-standard schedules shall be filled on a voluntary basis. Vacancies in a standard schedule resulting from temporary Pilot absences caused by illness, injury, vacation, holidays, training or leaves of absences shall not be considered a non-standard schedule.

Section 16.5

Pilots shall be allowed to trade or swap standard schedules provided it is approved by the appropriate Manager and a copy of the revised schedule is submitted to the Human Resources Department. Under no circumstance shall a trade or swap result in a workover shift for either Pilot.

Section 16.6 – Customer Requested Work Schedules

In the event a customer or prospective customer requires the Company to operate on a non-standard schedule, other than one (1) day schedule for each day off, the parties shall meet to agree upon an applicable rate of pay. In the event the parties are unable to reach agreement, the Company shall not assume the work in question.

Section 16.7

To facilitate customer and Company needs the oncoming Pilot will be duty-ready, as defined in Appendix A, Section 9, at the beginning of his scheduled shift.

ARTICLE 17
Workover

Section 17.1 – Workover Assignment Procedure

The Union recognizes the importance of the Company's ability to provide 24/7 coverage to remain competitive in the marketplace and will use their best efforts to achieve this.

Before offering workover shift(s) to Pilots at a particular base, the Company reserves the right to utilize Relief or Part-time Pilots. If no Relief Pilots or Part-time Pilots are available, workover shift(s) shall be offered as follows:

1.	The workover shift(s) will be offered to the Pilots at the base where it occurs. If more than one (1) Pilot volunteers for the workover shift(s) it will be offered to the senior Pilot first and rotated thereafter among the other volunteers, at that base, in the descending order of seniority. Pilots must cover workover at their base of assignment before being eligible for workover at other bases.

2.	In the event there are insufficient Pilots stationed at the base where the workover shift(s) occurs the Company will solicit volunteers from bases that are local in nature, as defined in Appendix A, Section 9, to fill the workover shifts, using the same method described above.

3.	In the event there are no volunteers from bases local in nature, as defined in Appendix A, Section 9, the Company may use Pilots from other bases who have volunteered to work additional shifts.

a)	Pilots who would like to be contacted for such assignments will be required to post their name on a list maintained on the Company Web Site.

b)	The Pilot who volunteers for the largest number of consecutive shifts shall be awarded the assignment.

4.	The Company reserves the right to limit Pilots to twenty-one (21) shifts per calendar month, and the number of shifts shall also be limited by applicable FAR’s. This provision is designed to assure an equitable distribution amongst the applicable Pilots.

5.	If the previous options do not provide a solution to the vacancy, the Company may utilize qualified management personnel to fill these open shifts.

Examples:

A pilot who wants to sign up for workover. The pilot will first check for open shifts at his primary base. If there are open shifts at his assigned base the expectation is that the pilot will fill those open shifts first.

If there are no open shifts at the pilot’s primary base the pilot may sign up for workover at other bases that are local in nature.

Aviation Manager’s approval is required before a pilot may sign up for workover that is not local in nature.

In the event a pilot, who followed the examples above, has signed up for workover at a base other than his primary base, the pilot will not be required to forfeit that workover should openings at his primary assigned base become available.

Section 17.2 – Workover Shift/ Pay

Pilots shall receive one-and-one-half times (1-1/2 X) their normal daily rate, excluding supplemental pay and ACCRA. A workover shift/pay is defined as being scheduled for and reporting for work on a regularly scheduled day off that was not the result of a trade or swap.

Section 17.3 – Overtime

All work or activities performed at the request of the Company (i.e. meetings, training, flights) between 12 and 14 hours will be paid at the Base Hourly Rate as defined in Appendix A, Section 9. All work performed in excess of fourteen (14) hours in a work shift shall be paid at the Overtime Hourly Rate as defined in Appendix A, Section 9. Such payment shall be based on the actual time the Pilot logs out of the Company’s electronic tracking system, rounded to the nearest quarter hour.

Section 17.4 – Company Meeting Pay

Pilots who are required by the Company to attend meetings on their scheduled day off shall be compensated at the overtime hourly rate as defined in Appendix A, Section 9. Pilots shall be paid a minimum of two (2) hours for attending such meetings.

ARTICLE 18
Pilot Status

Section 18.1

A newly employed Pilot shall be on a 180 calendar day probationary status during which time such a person may be discharged by the Company without recourse. After accumulating 180 calendar days, such employee shall be considered a non-probationary employee and his/her hire date shall revert back to the most recent date of hire.

Section 18.2

A newly employed Pilot shall be entitled to all the rights and benefits as any other Pilot of the terms of this Agreement, except that the Company shall retain the right to discharge a probationary Pilot at any time within their probationary period, without recourse to the grievance procedure and/or System Board of Adjustment.

Section 18.3

Once a month, the Company will provide the local Union office with a list of Pilots who have been hired, terminated, resigned, transferred or promoted to a management position, and/or on a military leave of absence during the prior quarter. This listing shall include the home address and phone number of said Pilots.

Section 18.4

A Union representative, if available, will be introduced to a new Pilot once they are assigned to a base for the purposes of explaining the obligations and benefits of this Agreement.

ARTICLE 19
Pilot Classification

Section 19.1

A full-time Pilot is a Pilot who is assigned to a regular work schedule, per Article 16, at a specific base or program.

Section 19.2

There are two groups of Relief Pilot: National and Program/Area, defined as Program/Area, both of which are full time Pilots who do not hold a regular work schedule and fill vacancies at any base as directed by the Company.

A National Relief Pilot shall have an ACCRA rating based upon the ACCRA rating of Denver, CO (as identified in Appendix “B”) and a Program/Area Relief Pilot shall have an ACCRA rating based upon an average of the bases within the assigned Area.

For the purposes of travel and mileage calculations for the Program/Area Relief Pilot(s), the Company shall determine a primary location within the Area as the start point. Travel within 50 miles (100 miles round trip) of that primary location start point shall be considered local in nature, will not require an overnight stay and the Pilot shall not be eligible for compensation, per diem or mileage reimbursement. When a Program/Area Relief Pilot is required to travel the day before or the day after his assignment or more than 50 miles one-way from the primary location start point of his assigned Area to his shift assignment the Pilot shall be compensated at the base hourly rate, as defined in Appendix A, Section 9, for actual hours spent in travel and is eligible for per diem or mileage reimbursement, if applicable.

For the purposes of National Relief Pilot(s), travel within 50 miles (100 miles round trip) of their home address shall be considered local in nature, will not require an overnight stay, and the Pilot shall not be eligible for compensation, per diem or mileage reimbursement. When a National Relief Pilot is required to travel the day before or the day after his assignment, the National Relief Pilot shall be compensated for twelve (12) hours pay and is eligible for per diem or mileage reimbursement, if applicable.

All Relief Pilots shall receive workover shift pay, as defined in Appendix A, Section 9, after completing 182.5 work shifts, inclusive of sick and recorded vacation time, in a calendar year.

Example: The Relief pilot uses 60 hrs of annual vacation (5 days) and 60 hrs of Sick Leave (5 days) he then needs to fly 172.5 Shifts before eligible for Overtime. If the Relief Pilot flies all 182,5 Shifts any vacation cashed out will not be at an overtime rate.

Section 19.3

A Part Time/Per Diem Pilot is a Pilot who is offered work consistent with the Company's Customer Service or operational requirements. Such Pilots shall not have a regular work schedule, nor be eligible to participate in Company benefit programs as defined elsewhere in this Contract, unless provided for under either State or Federal statute, to include the Severance pay provision, nor shall they have any job bidding rights. Such Pilots shall be paid on a per diem basis in accordance with the published pay scale. Such Pilots shall have no rights under the Grievance and System Board of Adjustment procedures until having completed ninety (90) work schedules. Any Part Time/Per Diem Pilot who works twelve (12) or more work schedules per month for three (3) consecutive months shall become full-time. At no time shall the total number of Part Time/Per Diem Pilots exceed four percent (4%) of the full time Pilot staff.

Section 19.4

The Company shall not use Part Time/Per Diem Pilots to avoid filling Full Time Pilot positions.

ARTICLE 20
Fees and Physical Examinations

Section 20.1

It shall be the responsibility of each Pilot to maintain an appropriate and current FAA medical certificate. The Pilot shall make every reasonable effort to obtain and provide his current certificate to the Company by the 20th of the month in which it is due. If for reasons beyond the Pilot’s control, the Pilot is unable to provide the Company with a copy of his current FAA medical certificate by the 20th of the month in which it is due, the Pilot will coordinate with the training department/flight records specialist to communicate the delay. Under all circumstances it shall be the Pilots’ responsibility to provide the training department/flight records specialist with their current FAA medical certificate no later than the last business day of the month in which the medical certificate is due. In the event the FAA delays issuing the medical certificate beyond the due date the pilot will be placed on personal LOA in accordance with 20.5 until such time the certificate becomes available.

Section 20.2

It shall be the responsibility of each Pilot to maintain the appropriate FAA Pilot certificate(s) required for his duty position. The Pilot shall provide the most current certificate(s) to the Company, and immediately report any changes that affect the validity of those certificates.

Section 20.3

It shall be the responsibility of each Pilot to arrange his required medical examinations by a qualified Aero Medical Examiner of the Pilot’s choice, as required by the Federal Aviation Regulations. Medical Examinations, physical exams and/or tests will be scheduled while the Pilot is off duty. The Company will reimburse a Pilot for the basic cost of a Class II FAA medical examination. Any additional physical exams and/or tests required by the Company or a customer beyond those required as provided for in Section 20.4 of this Article, shall be paid for by the Company. Additional physical exams and/or tests required by the FAA shall be paid for by the Pilot. . If the pilot is working with a Special Issuance Medical Certificate he must start the examination process with his AME at least three months prior to the expiration date of the certificate.

Section 20.4

When the Company believes that there are grounds to question a Pilot’s physical or mental condition to remain on flight status, the Company may require that such Pilot be examined by Aviation Medical Advisory Service / Virtual Flight Surgeons, Aurora Colorado.

The Company shall pay for this medical examination or tests required by the Company pursuant to this Article. The Pilot agrees to sign a medical release to allow a copy of the results to be given to the Company and the Pilot shall also be provided a copy of this report. A Pilot who fails to pass such an examination may have a review of the case. Such review will be conducted by the Medical Certification Branch of the FAA. The Pilot may, at his expense, have a second medical examination by an AME conducted and submitted along with the Company’s medical examination to this Branch of the FAA. During the review process the Pilots may apply for short term disability or a personal leave of absence.

Section 20.5

A Pilot who is denied medical certification by the FAA but is not under the care and treatment of his physician will be granted an unpaid personal leave of absence of 12 months with base protection. After 12 months if the Pilot does not obtain medical certification he may be granted an additional 24 months and his position is no longer protected. Upon receipt of medical certification he can apply for any open position. A Pilot who is under the care and treatment of a physician and declared medically unable to perform his duties shall be placed on a disability leave of absence as described elsewhere in this Agreement.

ARTICLE 21
Moving Expense

Section 21.1

The Company shall provide a paid move to Pilots whom are required to move as a result of being assigned to a base other than where the Pilot has established his residence, provided that the Pilot moves within a fifty (50) mile radius of his new base and the new base is at least fifty (50) miles away from the previously assigned base. All moving expense will be governed by IRS Publication 521.

Section 21.2

In order to receive a Company paid move, Pilots must complete such move within six (6) months from the date of the new assignment and shall be entitled to the following reimbursement upon presentation of reasonable documentation:

A.	Actual moving expenses, including insurance and normal packing charges, for normal household effects, up to a maximum of $3500.00.

Section 21.3

Pilots shall be allowed the following en route expenses when properly substantiated by receipts during the period of en-route travel:

A.	For Pilot only - $36.00/day

B.	For Pilot and family - $72.00/day

The period of en-route travel shall continue after arrival until the day the household effects arrive or until the end of the fifth day, whichever comes first.

Section 21.4

For the purpose of determining necessary travel time, the Company will allow one (1) travel day for each five hundred (500) miles or fraction thereof, to a maximum of five (5) travel days when driving a vehicle. The Pilot is expected to move during his days off and be prepared to work on his regular work shift. The most direct AAA mileage between the two (2) cities will determine travel time.

Section 21.5

In addition to moving expenses, such Pilot will be reimbursed at the IRS relocation rate for one vehicle driven to the new location.

Section 21.6

To be eligible to obtain reimbursement from the Company, a Pilot must meet the requirements of Section 21.1 of this Article and have completed his probationary period.

SECTION 22
Travel Pay

Section 22.1

Mileage shall be paid to the Pilot at the applicable rate established by the Internal Revenue Service under the following circumstances:

A.	Use of a personal vehicle when requested by the Company to relocate to another base or location other than a Pilot’s normal base for purposes of assignment on a temporary basis. The mileage will be calculated from the point of departure to the next base and not the Pilot’s home.

B.	In the event a Pilot is required to report to a base other than his assigned base, mileage will be calculated from the assigned base to the new work location.

C.	Pilots shall not be required to use their personal vehicles when distances between the Pilots’ home to the temporary assigned base are in excess of one hundred (100) miles.

Section 22.2

Pilots shall be paid at their regular rate of pay for travel on a scheduled duty day. In the event a Pilot travels on an off work day, such Pilot will be compensated at the applicable workover rate.

Section 22.3

When transportation or lodging are not provided by the Company, reasonable and actual expenses will be allowed. Within five (5) calendar days after returning to his home base or at the close of each week in the event the Pilot is away for a period longer than one (1) week, the Pilot shall submit expense receipts for payment. The per diem shall be consistent with Company policy.

ARTICLE 23
Leaves of Absence

Section 23.1

A Leave of Absence (LOA) is intended to account for a reasonable period of time that a Pilot may be required to be absent from the job for reasons other than vacation or paid bereavement leave. A LOA may fall into one of the following categories:

A.	Personal Leave of Absence (PLOA) is an unpaid leave that may be granted to a Pilot for personal matters. Except as approved by the Vice President of Human Resources, a Pilot may be granted no more than one (1) PLOA in a 2-year period. To be eligible for such a PLOA, the Pilot must have completed six (6) months of service. Approved PLOA start and end dates shall be in writing. Such PLOA may be extended for additional periods, if approved by the Vice President of Human Resources. PLOA’s extended beyond twelve (12) months will result in loss of Base protection. Pilot’s returning from a PLOA greater than twelve (12) months can bid on any open position in accordance to Article 14. Any Pilot returning from a PLOA greater than twelve months shall be placed on Transition Status as provided in Section 13.1

B.	Military LOA – Military leaves of absence and reemployment rights upon return from such leave shall be granted in accordance with applicable laws. All orders for military duty, including National Guard and Reserve duty, shall be provided to the Human Resources Department in accordance with applicable laws.

C.	State / Federal Leave of Absence (SLOA)

Leaves will be granted in accordance with all state and federal laws.

D.	Disability Leave of Absence (DLOA)

A Pilot due to a serious non-occupational health condition, under the care and treatment of a qualified physician who does not return to work during the twelve (12) week period provided for under the Company’s short term disability benefit, shall be granted an additional unpaid medical leave for the duration of the illness or injury, up to a maximum of three (3) years from date of disability.

The pilot’s base will not be protected when the Medical LOA extends past one year however the pilot will be given first choice of open positions within 30 days of return and thereafter first choice for future openings at his home base.

Pilots who are unable to work as a result of a non-job related illness or injury shall be placed on Medical LOA. Such Pilot shall retain insurance coverage for a period of six (6) months. During this period the Company shall continue to provide employer paid disability, life and accidental death and dismemberment insurance coverage at no cost to the Pilot. The Pilot’s portion of medical, dental, and vision premiums will continue to be the responsibility of the Pilot. If a Pilot who is on Medical LOA is not receiving compensation from Air Methods or if the compensation received does not fully cover the Pilot’s portion of the medical, dental, and vision premiums, the Pilot will be required to remit their portion of said premiums, on a monthly basis, no later than the fifteenth day of the month following commencement of Medical LOA. Failure to provide payment by the fifteenth of the month following the commencement of Medical LOA will result in the termination of medical, dental, and vision benefits and the initiation of offering medical insurance under COBRA. Once the applicable time period has been exhausted, the Pilot will be eligible for medical insurance under COBRA.

E.	Union Leave of Absence (ULOA)

A Pilot who accepts a temporary position with the Union (up to one (1) month) will be permitted to return to his original position upon release from such temporary assignment. At no time will the Company authorize the release of more than two (2) Pilots under this provision.

1.	When requested by the Union, one (1) Pilot who is elected or appointed to a full-time position with the Union shall be granted an indefinite leave of absence. A Pilot leaving full-time service of the Union, for any reason, must return to duty within thirty (30) days or be terminated. Such Pilot upon returning to work with the Company will be entitled to return to his previous position at his last assigned base or apply for any open position for which the Pilot is qualified.

2.	By mutual agreement, the Company may grant up to three (3) Pilots an unpaid leave of absence for a one (1) week period of time so that Pilots selected by the Union may perform work for the Union, such as attendance at Union conventions and conferences.

3.	The Union shall reimburse the Company for compensating the Pilot for all time spent on a ULOA.

Section 23.2

A Pilot who wishes to apply for a Leave of Absence must submit his request in writing to his supervisor. This written request must include the expected duration of the leave, the purpose of the leave (if it does not violate any applicable statutes), and where the Pilot may be contacted during the leave. It is the Pilot’s responsibility to keep Human Resources informed of any changes in his contact information for the duration of the approved leave.

Section 23.3

All requests for leaves of absence must be submitted in writing and must be approved by the applicable operational official. Except as provided by the applicable operational officer, a Pilot will not be granted a leave of absence (except a Military LOA, Workers Compensation LOA, or Union LOA) without first using all vacation.

Section 23.4

Prior to returning to duty from medical leave, a Pilot may be required to present a physician’s statement to the Company verifying that he is medically fit to perform all Pilot duties.

Section 23.5

In the event of a reduction in force, a Pilot on a leave of absence who would otherwise be furloughed will have his leave of absence cancelled. The Pilot will be notified that his rights under this Article have been changed to those of a furloughed Pilot.

Section 23.6

Within 72 hours of being released to return to work the Pilot is required to provide notice and documentation of such release. Any Pilot returning from a leave of absence who requires training prior to return to flying will be scheduled for required training prior to return to flight duty not to exceed three (3) weeks. Pay shall resume when the Pilot commences training.

Section 23.7

All leaves of absence shall specify the date on which the Pilot will return to duty unless mutually agreed otherwise or by operation of law.

Section 23.8

All leaves of absence shall be without pay unless otherwise specified in this Agreement or required by statute.

Section 23.9

Failure of any Pilot to return to active status at the end of any leave of absence shall be deemed a voluntary resignation and his name will be removed from the seniority list.

Section 23.10

Any Pilot on a leave of absence who performs work for another employer or enters into a business of his own without first obtaining written permission from the Company will be terminated and will forfeit his seniority rights.

Section 23.11

During any approved leave of absence, a Pilot will retain and accrue Company and Bidding Seniority.

ARTICLE 24
On The Job Injury (OJI) Leave

Section 24.1

A Pilot is eligible for all state and federal workers compensation benefits with respect to injuries or illnesses arising out of and in the course of employment with the Company.

Section 24.2

A Pilot must report the occurrence of an OJI in accordance with company policies.

Section 24.3

All health, accident and life insurance benefits shall continue to be available to an injured Pilot on the same basis as an active employee.

Section 24.4

The Company may require an injured Pilot to submit to a physical examination in accordance with the provisions of Article 20.

Section 24.5

Prior to returning to duty from an OJI Leave, a Pilot shall be required to present a physician’s statement to the Company verifying that he is medically fit to perform all Employee duties. In the event there is a dispute concerning the Employee’s fitness for duty, the procedures of Article 20 shall be utilized to resolve the dispute. Upon return from an OJI Leave, a Pilot shall be returned to his former position if the position still exists, or to any other position where his seniority permits.

Section 24.6

All Pilots are entitled to a copy of any and all accident reports and any and all written or recorded statements made or taken with regard to an OJI within seventy-two (72) hours of a written request.

Section 24.7

All Pilots are entitled to a copy of any and all medical records, maintained by the Company at no cost, resulting from OJIs within five (5) days of a written request.

Section 24.8

Employee shall not be terminated or otherwise discharged from employment, except for cause, while recovering from OJI injuries.

Section 24.9

A Pilot has the right to select his own Vocational Rehabilitation Counselor while recovering from an OJI consistent with State regulations.

ARTICLE 25
Holidays

Section 25.1

The Company recognizes the following holidays:

New Years Day; Presidents Day; Memorial Day; Independence Day; Labor Day; Thanksgiving Day; Friday After Thanksgiving; Christmas Day

Section 25.2

To be eligible for holiday pay a Pilot must work on the holiday.

Section 25.3

The Pilot will receive his Work Shift pay plus his Base Hourly Rate for each hour worked on the holiday. A Pilot working on a workover shift on a holiday will receive his Workover Shift pay plus his Base Hourly Rate for actual hours worked on the holiday. [Note: this language conforms to the definitions in Appendix A, Section 9. There is no intent to change the meaning of Section 25.3, or to change any existing practices in relation to Section 25.3].

ARTICLE 26
Sick Leave

Section 26.1

Sick Leave is granted to a Pilot to provide him an opportunity to recover from a non-job related illness and/or injury.

Section 26.2

Each Pilot shall earn up to sixty (60) hours of sick leave each calendar year. Sick leave shall be earned at the rate of 2.3076 hours per pay period. Sick leave shall be earned on all hours worked on workover, vacation, sick leave used, holidays, jury duty, and bereavement leave. Unused sick leave shall be earned up to a maximum of one hundred twenty (120) hours.

ARTICLE 27
Vacations

Section 27.1

All Pilots shall be eligible to receive vacation on the following schedule:

Vacation Hours	Months of Service	Hourly Accrual Rate

84 Hours/Year	0 thru 60	.0383562
126 Hours/Year	61 thru 120	.0575342
168 Hours/Year	121 thru 180	.0767123
210 Hours/Year	181 and above	.0958904

•	Vacation accrual will be applied to the first 2190 hours worked in a calendar year.
•	Vacation balance will continue to be reported on the bi-weekly pay stub.
•	Maximum Vacation Balance: 264 hours.
•	All pilots shall receive vacation based upon the above listed accrual rate.
•	Any Pilot who, at the date of ratification of the 2006 Agreement, receives more vacation than the above schedule shall be grandfathered at their current vacation accrual rate.

Section 27.2

Vacation pay, when cashed out, shall be based upon the Pilot's current rate of pay.

Section 27.3

When a Pilot reaches the maximum vacation accrual according to the above schedule they shall not accrue any further vacation allowance. Once reaching the maximum accrual the Pilot will be paid seventy two (72) hours of his accrued vacation.

Section 27.4

At each Base location, Pilots will submit initial vacation requests by November 30 for desired vacations to be taken in the following year. The Company shall grant such requests in order of seniority, provided Pilots had or will have the requested time available on the books.

After the initial vacation schedule has been accomplished, Pilots may submit vacation requests for any desired week/days on a first come, first served basis. Vacations may be changed/swapped by mutual agreement of the Pilot and Company. When possible, vacation requests will be submitted to the immediate supervisor at least sixty (60) calendar days in advance of the requested time off. Vacation requests received at least sixty (60) calendar days in advance of the requested time off that do not reduce base staffing levels below 75% shall be granted. The Company reserves the right to decline any vacation request when such vacation request would reduce full staffing levels to below 75%. The Company may grant vacation requests which will reduce staffing levels to below 75% provided sufficient voluntary work over from the base is assured and such allowances are consistent with all published regulatory and program rest requirements.

Section 27.5

Vacation will only be earned based upon compensable hours, which include holiday, vacation, sick leave, jury duty, or bereavement leave.

Section 27.6

Vacation pay may be cashed out based upon a quarterly schedule published by Payroll.

Section 27.7 – Cancellation of Vacation

If a Pilot volunteers to cancel a scheduled vacation at the Company’s request, he shall be reimbursed for all verifiable non-refundable expenses incurred. Such Pilot shall also have the following options:

1.	Reschedule his vacation to any remaining available weeks/days in the same calendar year.

2.	In lieu of the above option, the Pilot may choose to be paid the full value of his cancelled vacation period at the rate of one and one-half (1½) times his rate of pay. Payment for this vacation will be made by issuing a separate check to the Pilot within ten (10) days from election of this option.

ARTICLE 28
Health, Dental and Life/AD&D Insurance Benefits

Section 28.1

For the term of this Agreement, the Company shall offer Pilots health, dental, vision, LTD, STD, life and AD&D insurance as described in the summary plan descriptions furnished to the Union. In the event that the Company elects to change carriers, or administrators, it will endeavor to provide benefits that are comparable benefit value to those currently provided. The parties recognize in an effort to contain health care costs, it may be necessary to modify benefit levels, prior to doing so the Company will meet with the Union to review the proposed changes and solicit suggestions. The plans offered to the Pilots shall be the same as offered to all other non-represented employees.

Section 28.2

The Company will extend its best efforts to assist Pilots in resolving any claim disputes which do arise under the above plans after the member has followed the claims appeals process of the respective carrier or administrator. No matter relating to a claims dispute which is not the direct result of negligence by the Company shall be submitted to the grievance and/or Systems Board of Adjustment provisions of this Agreement.

Section 28.3

A Pilot shall be eligible to participate in the group benefits listed above on the first day of the month coinciding with or following the date of initial hire. To be eligible for coverage in the above plans a Pilot must work or be paid consistent with the definitions in Article 19, Sections 19.1 through 19.4. Any Pilot who fails to meet the above definitions shall not have coverage in the following month.

Section 28.4

Pilots who participate in one of the Company Health and/or Dental Plans shall have the amounts set forth in the 2014 Plan Year Employee Contribution Schedule withheld from each bi-weekly paycheck for 2014 plan year. Thereafter, rates will be subject to adjustment based on annual renewal expense.

Section 28.5

Pilots shall be covered at one and one-half (1 ½) times their total annual salary in Life Insurance and Accidental Death and Dismemberment Insurance under the provisions of the plan defined in the Company Benefit Plan.

ARTICLE 29
Company 401(k) Plan

Section 29.1 – Plan Modifications

The Company reserves the right to amend from time to time the Plan to cover the eligible Pilots to conform to the applicable State and Federal statutes. Any amendments shall be furnished to the Pilots and Union. The Company shall pay all costs associated with the administration of the Plan.

Section 29.2 – Enrollment

Enrollment in the plan shall be on date of hire provided that in the first year of employment said Pilot worked at least one thousand (1,000) hours.

Section 29.3 – Vesting

Years	Percent of Vesting

One year	33 1/3 percent
Two years	66 2/3 percent
Three years	100 percent

Section 29.4 – Contribution

For those Pilots who contribute to this Plan, the Company shall contribute seventy percent (70%) on the first eight percent (8%) contributed by the Pilot. All Company and employee contributions shall be deposited into the respective employee’s 401(k) account on Monday following the payday.

ARTICLE 30
Jury Duty

Section 30.1

The purpose of jury pay is to make the Pilots’ pay whole while meeting their civic duty. Pilots who are required by proper court order or summoned to be absent from work in connection with jury duty will be paid the earnings he would have received for a regularly scheduled shift up to a maximum of seven (7) work schedules per calendar year.

Section 30.2

Jury pay is not applicable when a Pilot is on a leave of absence, vacation, or layoff.

Section 30.3

In the event a Pilot is released from Jury Duty on a duty day, he shall proceed to his base or assignment the following day commensurate with his crew reset requirements.

Section 30.4

Pilots under subpoena for reasons benefiting the Company will be compensated for all lost time provided the Pilot was scheduled to work.

Section 30.5

Vacation time may be used any time a Pilot is required by subpoena to appear in a matter not benefiting the Company.

ARTICLE 31
Bereavement Leave

Section 31.1

The Company shall grant a bereavement leave for each individual for the death of a member of the Pilot’s immediate family. Pilots on bereavement leave shall be paid for each duty day missed, up to a maximum of four (4) days or forty-eight (48) hours, whichever is less, per occurrence. Pilots may use accrued but unused Vacation beyond the four (4) days or forty-eight (48) hours bereavement leave. For the purposes of this Article, a Pilot’s immediate family shall include his current spouse, in-laws, children, step-children, parents, grandparents, grandchildren, siblings and legal guardian.

Section 31.2

The Company shall grant bereavement leave for each individual for the death of a member of the Pilot’s extended family of one (1) day or twenty-four (24) duty hours, whichever is less. A Pilot’s extended family includes aunt, uncle, nephew and niece. Pilots may use accrued but unused Vacation beyond the one (1) day or twenty-four (24) duty hours bereavement leave.

Section 31.3

Funeral leave is not compensable when the Pilot is on scheduled days off, leave of absence, layoff, or suspension.

ARTICLE 32
Severance Pay

Section 32.1

A Pilot who is laid off and is placed on furlough with the Company shall receive severance pay according to the schedule in Section 32.2 below. Except if one or more of the following conditions exist he shall receive no severance pay.

1.	He refuses to accept a job or assignment within his category of Pilot with the Company;

2.	He is dismissed for cause or resigns or retires.

Section 32.2

Severance pay will be paid within seven (7) days following the Pilot's furlough based on the following schedule:

Full Years of Company Service	Calendar Weeks

One (1) full year of service but less than four (4)	Two (2) weeks

Four (4) full years of service but less than eight (8)	Four (4) weeks

Eight (8) full years of service but less than twelve (12)	Six (6) weeks

Twelve (12) full years of service but less than fifteen (15)	Eight (8) weeks

Fifteen (15) full years of service or more	Ten (10) weeks

Section 32.3

The Company will attempt to give Pilot(s) two (2) weeks advance notice of a base closure or loss of contract.

Section 32.4

Medical and Dental insurance will continue through the last day of the month of the Pilots layoff or furlough. Thereafter, the Company will cover COBRA for one (1) month following the Pilot's layoff or furlough, provided the Pilot elects COBRA coverage.

ARTICLE 33
Union Bulletin Boards & Communications

Section 33.1

The Company shall permit the Union to display an unlocked bulletin board at each base that is Company owned. The Union shall purchase the bulletin boards and shall be responsible for their installation. The bulletin boards shall only be placed in areas that have been agreed to by the Company in advance. The provision shall not be applicable if such bulletin boards are not permitted or authorized by a customer who owns the premises.

Section 33.2

The bulletin boards used by the Union and Pilots covered by this Agreement shall be for posting notices of Union social and recreational affairs, meetings and elections.

Section 33.3

General distributions, posted notices and official business will bear the seal or signature of an officer of the Union or a Pilot representative and will not contain anything defamatory, derogative, inflammatory, negative, or of a personal nature attacking the Company or its representatives.

Section 33.4

The Company may refuse to permit any posting that would violate any of the provisions of this Agreement. Any notices posted that are not in accordance with this Article shall be removed by the Union or by the Company upon notice to the Union.

Section 33.5

If no bulletin board is permissible, the Union may maintain an information book which shall remain in the Pilot’s reference area or office.

SECTION 34
General and Miscellaneous

Section 34.1

Any deviation from this Agreement shall be made by mutual consent between the Company and the Union. Such consent must be in writing and signed by both parties.

Section 34.2

All orders or notices to Pilots covered by this Agreement involving a transfer, promotion, demotion, layoff, or leave of absence shall be given in writing to such Pilot with a copy to the Union within ten (10) calendar days.

Section 34.3

The pay period is currently fourteen (14) days (bi-weekly). If the Company wishes to change the pay period timing, it shall meet and discuss the change with the Union prior to implementation.

Section 34.4

This Agreement prohibits a Pilot from engaging in any activities that are in competition with the Company and flying activities that interfere with their service to the Company. This provision shall not be construed to prohibit Pilots from affiliating with the Armed Forces of the United States or other additional employment providing the Pilot complies with the Company Policy on Outside Employment

Section 34.5

The Company shall make a copy of the current contract available to all Pilots on the Air Methods’ website. In addition, the Company shall share in the cost of printing this Agreement up to a maximum of $2,500.00 per Contract period.

Section 34.6

A Pilot’s primary responsibility is to ensure the safe operation of the aircraft. A Pilot may also be required to assist in minor aircraft maintenance other than that specifically authorized; washing of aircraft, couriering of parts, or other non-flying duties. In no case shall a Pilot be required to operate a ground ambulance or perform facility repairs.

This provision does not restrict a Pilot from performing non-flying duties related to the promotion of the profession such as conducting educational classes, public relations presentations, or events of that nature.

Section 34.7

If a Pilot’s personal items are damaged due to an aircraft accident or other unusual circumstance beyond the Pilot’s control, a claim may be submitted to the Company and paid consistent with its insurance policy. However, the Company reserves the right to require proof of loss and value of the item covered in the claim.

Section 34.8

Any Pilot leaving the service of the Company shall, upon request to the Human Resource department, be provided with a letter setting forth the Company’s record of his job title, stating his length of service and rate of pay at the date he left the Company.

Section 34.9

Pilots covered by this Agreement shall be governed by all reasonable Company rules, regulations and orders previously or hereafter issued by proper authorities of the Company which are not in conflict with the terms and conditions of this Agreement, and which have been made available to the Pilots and Union.

Section 34.10

To the extent the Company adopts a new rule or Policy, or materially amends, supplements or otherwise modifies any of the Company’s current rules or Policies, the Company shall promptly provide a copy of such new rule, Policy or amendment, as applicable, to the Union after adoption thereof. The Company will also provide a marked version of any amended rules or Policies, which shall reflect any revisions thereto. Notwithstanding the foregoing, the Company need not provide the Union with a copy of any new Policy or amendment if the Pilots would not be subject to the terms thereof.

Section 34.11

In the event the Company adopts an identification card or badge system, the Company shall provide the identification card or badge at no cost to the Pilot. However, if the Pilot loses the identification card or badge he/she will be obligated to replace it at the cost of $10.00.

Section 34.12

In the event that a Pilot reports or the Company discovers a Pilot has been overpaid or mistakenly been reimbursed expenses, the Company will be allowed to recover the overpayments or reimbursed expenses through payroll deductions or by other instruments that evidence indebtedness.

Section 34.13

Each Pilot must comply with applicable OSHA and Company safety requirements associated with Personal Protective Equipment (PPE) in the performance of job duties. In addition, each Pilot must accept reasonable requests for flights and must comply with Company and/or Program specific guidelines for the transportation of patients or passengers with communicable diseases.

Section 34.14

Each Pilot must secure and maintain the necessary information or credentials for State or Local licensing. The Company will reimburse any associated expenses incurred to meet the requirement of this section.

ARTICLE 35
Equipment and Facilities

Section 35.1

The Company shall furnish each Pilot with the following:

1.	A helmet if required.

2.	If a helmet is not required, effective upon execution of the Contract the Company will provide a one-time $100.00 allowance toward the purchase of an individual headset upon proof of purchase. Such allowance will not be applicable to previously purchased headsets. In either case a backup headset(s) will be provided in each aircraft as a primary means of communication.

3.	An appropriate name tag, badge, embroidery, or other suitable means to identify each Pilot on their uniform.

4.	A minimum of two suitable work uniforms deemed appropriate by the Company or Customer. Such uniforms shall be given to Pilots new to a program and be replaced annually as necessary.

5.	One jacket, suitable for the local climate as deemed by the Company or Customer, and replaced as necessary.

6.	Up to two (2) department or Customer ball caps annually if provided by the department or Customer and requested by the Pilot.

7.	The Company shall reimburse, upon proof of purchase, up to one hundred dollars ($100.00) per year to each active Pilot on the payroll, for the purpose of purchasing Company or Customer required acceptable footwear.

Section 35.2

The Company will endeavor to provide reasonably quiet quarters with a rest facility for duty Pilots only.

Section 35.3

At each base the Company will provide internet access for appropriate weather source and/or required Company information. An area shall be designated for the completion of Company paperwork.

Section 35.4

Pilots who are required to spend the night away from their assigned base location shall be provided with single room hotel accommodations.

Section 35.5

The Company shall provide a VCR or DVD player, and television in an area accessible by the Pilot, if not already provided by the department or Customer. Where standard broadcast signal is not available, the Company will provide basic cable or satellite. The parties agree that at no time is it permissible for “R-18” (MA) material to be viewed on Company provided equipment and this would be considered a violation of the Company Productive Work Environment policy and Article 36 of the Agreement.

ARTICLE 36
Productive Work Environment Policy

Section 36.1

It is agreed that the Company, as a responsible corporate citizen, is committed to maintaining a hospitable, cooperative work environment that promotes professionalism, common courtesy and mutual respect among all levels of employees, supervisors, managers, and executives. To advance that commitment, the Company has adopted and will communicate to employees the productive work environment policy that strictly prohibits sexual and workplace harassment on the basis of race, color, creed, gender, religion, national origin, age, sexual orientation or disability or any other status protected by either Federal or State statute. This policy shall not be amended during the term of this Agreement unless required by law.

Section 36.2

The Union agrees to support the provisions of the Air Methods corporate productive work environment policy. Each Pilot will be required to read, understand and sign an acknowledgment of this policy, which will be placed in his personnel file.

ARTICLE 37
Savings Clause

Section 37.1

Should any part of this Agreement be rendered or declared invalid by reason of any existing or subsequently enacted legislation, act of government agency, or by any decree of a court of competent jurisdiction, such invalidation of such part or portion of this Agreement shall not invalidate the remaining portions hereof, and they shall remain in full force and effect.

Section 37.2

In the event that any provisions of this Agreement are in conflict with or are rendered inoperative or unlawful by virtue of any duly enacted law or regulation or any governmental agency or commission having jurisdiction over the Company, the Union and Company will meet and attempt to negotiate changes necessary, pertaining only to those provisions so affected or directly related thereto.

ARTICLE 38
Duration

This Agreement shall be effective upon notice of ratification through December 31, 2016 and shall automatically renew itself from year to year thereafter, unless written notice of intended change is served in accordance with Section 6, Title I of the Railway Labor Act by either party at least sixty (60) days prior to the amendable date or any anniversary thereof.

APPENDIX A

Appendix A, Section 1 – Base Pay Schedule

Upon contract ratification of this Agreement, all Pilots shall be placed onto the Base Pay Schedule commensurate with their current base rate of pay. Effective May 1 2014, each Pilot shall move to the May 1, 2014 column to the row corresponding with their pay step. On May 1, 2015 and January 1, 2016 each pilot shall advance to the row corresponding with their pay step. On the Pilot’s anniversary date with the Company, each Pilot will move to the next row corresponding with their years of service for years 2014, 2015 and 2016. The anniversary date is defined as the date a Pilot entered service with the Company as a Pilot in Command or Co-Pilot.

Current Rate of Pay	Step	May 1, 2014	May 1, 2015	January 1, 2016
$ 59,399	0-1	$61,181	$63,016	$64,907
$ 60,365	1-2	$62,176	$64,041	$65,962
$ 61,346	2-3	$63,186	$65,082	$67,034
$ 62,344	3-4	$64,214	$66,141	$68,125
$ 63,357	4-5	$65,258	$67,215	$69,232
$ 64,388	5-6	$66,320	$68,309	$70,358
$ 65,435	6-7	$67,398	$69,420	$71,503
$ 66,498	7-8	$68,493	$70,548	$72,664
$ 67,580	8-9	$69,607	$71,696	$73,846
$ 68,679	9-10	$70,739	$72,862	$75,047
$ 69,796	10-11	$71,890	$74,047	$76,268
$ 70,930	11-12	$73,058	$75,250	$77,507
$ 72,084	12-13	$74,247	$76,474	$78,768
$ 73,256	13-14	$75,454	$77,717	$80,049
$ 74,447	14-15	$76,680	$78,981	$81,350
$ 75,658	15-16	$77,928	$80,266	$82,674
$ 76,888	16-17	$79,195	$81,570	$84,018
$ 78,138	17-18	$80,482	$82,897	$85,384
$ 79,408	18-19	$81,790	$84,244	$86,771
$ 80,700	19-20	$83,121	$85,615	$88,183
$ 82,012	20-21	$84,472	$87,007	$89,617
$ 83,345	21-22	$85,845	$88,421	$91,073
$ 84,700	22-23	$87,241	$89,858	$92,554
$ 86,078	23-24	$88,660	$91,320	$94,060
$ 87,478	>24	$90,102	$92,805	$95,589

Co-Pilots shall be paid a rate equal to 75% of the above Base Pay Schedule.

Appendix A, Section 2 – Methodology for Determining Where a Pilot Initially Fits in the Scale

The Company reserves the right, based on previous experience of a Pilot(s), to place them on the above scale up to the five (5) year level or step. Thereafter the Pilot annually shall be advanced to the next step, and as with all Pilots, shall proceed on the steps and rows according to the Base Pay Schedule in Appendix A, Section 1. Any disputes relative to that placement shall not be subject to the grievance and/or Systems Board of Adjustment provision located elsewhere in this Agreement. Such placement on the scale will be made utilizing written documentation of active years in aircraft aviation experience. The Company reserves the right to determine the adequacy of the documentation.

Appendix A, Section 3 – Base Assignment

The Pilot shall be paid based upon the applicable schedule for the base to which he/she is assigned or relocated.

Appendix A, Section 4 – ACCRA Geographic Differential Pay

Effective with the implementation of the above schedule the Company shall determine the ACCRA impact for each current base using the most recent available quarterly ACCRA data when a Tentative Agreement is reached between the parties. The above schedule shall be considered 100% under the ACCRA system and all current bases shall be adjusted according to their respective ACCRA rating as per the table below. If no ACCRA data is available for a current or new base location, the Company shall utilize the Sperling’s rating service to determine the Pay scale adjustment rating. If no Sperling data is available, the five (5) nearest reporting cities to that base may be used to derive an ACCRA average provided that there are five (5) locations in close proximity of that base. Close proximity shall be considered within 75 miles. The Company reserves the right to develop recruitment and/or retention systems which will be paid above the schedule. Such schedules or systems will be paid to all Pilots at the base in question. In the event the Pilot voluntarily leaves his/her original base their pay will be based on their actual date of hire for purposes of step increases. The ACCRA impact rating effective at the execution of this agreement shall remain unchanged for the duration of the Contract. The ACCRA rating shall not be applicable for workover pay.

The ACCRA pay differential adjustments identified by the Company as of 2011 shall remain in effect. However, Pilots who qualified for ACCRA payments prior to July 1, 2011 that are in excess of the ACCRA payments identified by the Company as of 2011, hereinafter referred to as “Grandfathered Pilots”, shall receive ACCRA differential payments as follows:

a.	Grandfathered Pilots assigned to a base where the assignment was effective prior to July 1, 2011 shall receive Base Pay plus ACCRA pay differential adjustments in effect for that base on June 30, 2011.

b.	Any Grandfathered Pilot that accepts reassignment, voluntary or as a result of base closure, shall immediately have his ACCRA pay differential adjusted to the new base assignment ACCRA rating and will no longer be considered a “Grandfathered Pilot” at the former base ACCRA rating.

c.	Until the date on which a Grandfathered Pilot’s ACCRA payment is equal to the ACCRA payment amount determined by the Company as of 2011 for such base, the Grandfathered Pilot’s ACCRA payment shall be reduced by the amount of any increase a Grandfathered Pilot receives in Base Pay.

d.	Grandfathers Pilots shall receive a $1,000 for the contract years January 2012, January 2013, January 2014 and January 2015 but will not qualify for such payment if the pilot is reassigned or otherwise loses his ACCRA “Grandfather Pilot” status.

Pilots hired or reassigned after the ratification of this Agreement will be paid at the ACCRA index, as discussed above. All ACCRA payments will be identified on a Pilot’s pay stub.

Location ACCRA rating	Pay scale adjustment

0 – 105%	100%
105.1 – 115%	110%
115.1 – 125%	120%
125.1 – 135%	130%
135.1 – 150%	140%
Greater than 150%	160%

Appendix A, Section 5 – Initial Training

During initial training Pilots shall be paid at the starting rate commensurate with the assigned base.

Appendix A, Section 6 – Relief Pilots

National Relief Pilots shall receive the ACCRA rating for Denver, Colorado. A Relief Pilot who is assigned to a Program or area shall have ACCRA determined based upon an average of the bases with in the assigned area.

Appendix A, Section 7 – Supplemental Pay

Pilots performing duties in the following positions shall receive the indicated annual supplemental pay (divided by 26 and paid through the normally occurring pay period cycle). Pilots who receive supplemental pay shall not receive any additional compensation (workover) for performing those duties associated with that position on an off work day.

A.	Lead Pilot	$3,000 annually
B.	Senior Lead Pilot	$4,200 annually
C.	Check Airmen	$3,000 annually
D.	Training Captain	$2,500 annually
E.	ATP	$ 600 annually

Pilots who receive supplemental pay shall not receive any additional compensation, such as premium pays, overtime, or workover, for performing those duties associated with that position on an off work day. Pilot(s) who currently receive IFR supplemental pay shall continue to do so for the duration of this agreement.

Appendix A, Section 8 – 2014 Plan Year Employee Contribution Schedule

Medical & Rx Plan	90/70 & CA Plan	80/60 Plan	High Deductible	Dental

Employee Only	$73.88	$60.98	$32.16	$2.95
Employee + Children	$156.75	$119.92	$65.97	$7.10
Employee + Spouse	$126.90	$103.49	$52.85	$6.63
Employee + Family	$201.10	$166.69	$79.49	$11.74

Future Health and Dental Plan annual rate increases for Pilots shall not exceed ten percent (10%) per year based on the 2014 Plan Year Employee Contribution Schedule. In no case shall the annual percentage increase for a Pilot exceed that of the percentage increase for the Company. Any changes that occur after publication of this Agreement shall be posted on the Air Methods Corporation Portal. The Union will be provided a summary of changes for new plan years prior to the beginning of the Open Enrollment period.

Appendix A, Section 9 – Definitions

Work Shift: The Pilot’s salary is based upon 182 ½ work shifts per year. A “work shift” is defined as a minimum of 12 and up to a fourteen (14) hours of duration. A “work shift” does not include training, meetings and travel to or from training or meetings on an off work day.

Base Pay: A Pilot’s annual rate of pay as identified in Appendix A, Section 1 and not including Supplemental Pay, ACCRA Geographical Differential Pay, Overtime Pay, Workover Shift Pay or any other additional compensation.

Base Hourly Rate: A Pilot’s base hourly rate shall be calculated by dividing his base pay as identified in Appendix A, Section 1, by 2190 hours.

Workover Shift Pay: Is defined as one and one half (1 ½) times a Pilot’s base hourly rate times twelve (12) hours. Workover Pay does not include supplemental pay and ACCRA.

Overtime Hourly Rate: Is defined as the Base Hourly Rate (defined in Appendix A) times one and one half.

Workover Shift: Is defined as being scheduled for and reporting for a potential revenue producing shift on a regularly scheduled day off that was not the result of a trade or swap.

Duty Ready: To facilitate customer and Company needs the oncoming Pilot will be duty ready at the beginning of their scheduled shift. Duty ready is defined as being available to initiate and conduct revenue or non-revenue flights. The expectation is that a Pilot will accomplish all required Federal Aviation Regulation and General Operations Manual actions within the time period that precedes their duty shift.

Local In Nature: Is defined as within a fifty (50) mile radius of the primary location.

FEMA (Short Notice) Disaster Response Pay: A Pilot who volunteers for disaster response must commit to a seven (7) day rotation, which includes travel time on either end of the duty period. A Pilot will be paid their hourly rate of pay commencing two hours before their scheduled commercial departure time, or for those who travel to the disaster site by car* or in a Company aircraft, commencing at the start of their travel. Travel time is compensated but will not be counted toward hours worked (unless the Pilot is flying the aircraft to the disaster site). Travel time will be the actual time of the trip and should not include any time zone adjustments.

A Pilot on flight status will be paid the workover hourly rate for hours worked while on shift. A Pilot off flight status will be paid at the normal hourly rate of pay (which excludes supplemental pay) for the hours spent off shift.

When a Pilot is released by management from the disaster work site, they will be paid their normal rate (excluding supplemental pay) of pay until the first available flight lands at the home destination plus two (2) hours*.

*If an employee drives to and from the disaster area, travel time should be reported and verification from Mapquest.com should be provided with the timesheet documenting the estimated travel time.

A Pilot must log all travel time and work shifts while on disaster relief and provide a copy of their original work schedule (prior to disaster duty) to payroll. A Pilot will not be paid for any missed shifts that they gave up due to covering in a disaster.

APPENDIX B

Location Code	Location	Base State	ACCRA	Formula
AKSOL1	Soldotna 0099	AK	120.6%	120%
AKWAS1	Wasilla 0099	AK	123.2%	120%
AKWAS2	Wasilla Relief Pilot	AK	123.2%	120%
ALBIR1	Birmingham 0103	AL	82.4%	100%
ALCUS1	Cusseta 6303	AL	80.1%	100%
ALGRN1	Greenville 6308	AL	85.4%	100%
ALMER1	Meridianville 6301	AL	98.8%	100%
ALRNB1	Rainbow City 6305	AL	92.1%	100%
ALSEM1	Semmes 6309	AL	88.0%	100%
ALSYL1	Sylacauga 6306	AL	83.5%	100%
ALTUS1	Tuscaloosa 6307	AL	94.5%	100%
ARHSP1	Hot Springs 8301	AR	88.3%	100%
ARRGR1	Rogers 5309	AR	83.2%	100%
ARTEX1	Texarkana 0004	AR	83.9%	100%
AZCSG1	Casa Grande 5210	AZ	92.1%	100%
AZCSG2	Casa Grande Relief Pilot	AZ	92.1%	100%
AZCTW1	Cottonwood 0025	AZ	102.0%	100%
AZFLS1	Flagstaff 0025	AZ	121.5%	120%
AZFLS2	Flagstaff Relief Pilot	AZ	121.5%	120%
AZFLC1	Florence 5202	AZ	92.1%	100%
AZGIL1	Gilbert 5215	AZ	113.1%	110%
AZGLB1	Globe 5212	AZ	89.5%	100%
AZGLB2	Globe 5219	AZ	89.5%	100%
AZKEA1	Kearney 5213	AZ	87.4%	100%
AZKNG1	Kingman 0025	AZ	96.1%	100%
AZLHC1	Lake Havasu City 5214	AZ	103.9%	100%
AZMAR1	Marana 5203	AZ	106.0%	110%
AZPAG1	Page 0025	AZ	107.3%	110%
AZPAR1	Parker 5217	AZ	92.4%	100%
AZPAY1	Payson 5218	AZ	100.9%	100%
AZPHX1	Phoenix 5220	AZ	102.4%	100%
AZPRS1	Prescott 5221	AZ	112.5%	110%
AZPRV1	Prescott Valley 5222	AZ	102.7%	100%
AZSAF1	Safford 5204	AZ	89.8%	100%
AZSHL1	Show Low 0029	AZ	98.0%	100%
AZSHL2	Show Low 5223	AZ	98.0%	100%
AZSHL3	Show Low 5224	AZ	98.0%	100%
AZSIV1	Sierra Vista 5205	AZ	96.9%	100%

AZSPV1	Springerville 5225	AZ	94.4%	100%
AZSCW1	Sun City West 5226	AZ	94.0%	100%
AZTBC1	Tuba City 0025	AZ	85.6%	100%
AZWIL1	Wilcox 5208	AZ	86.2%	100%
AZWIN1	Winslow 0025	AZ	89.1%	100%
CABKF1	Bakersfield 0034	CA	104.0%	100%
CACSB1	Carlsbad 5005	CA	174.0%	160%
CAELC1	El Cajon 5006	CA	125.1%	130%
CAELC3	El Cajon Relief Pilot	CA	125.1%	130%
CAFHL1	Fort Hunter Liggett 5020	CA	115.0%	110%
CAFUL1	Fullerton 5004	CA	149.0%	140%
CAHEM1	Hemet 5003	CA	97.0%	100%
CAHES1	Hesperia 5022	CA	108.0%	110%
CALKP1	Lakeport 5052	CA	107.1%	110%
CAMER1	Merced 5051	CA	103.0%	100%
CAMOD1	Modesto 5050	CA	112.0%	110%
CAMOJ1	Mojave 5014	CA	87.0%	100%
CASAC2	Sacramento AMJ Pilots	CA	112.5%	110%
CASND1	San Diego 5019	CA	139.0%	140%
CASTF1	Stanford 0074	CA	229.0%	160%
CATHM1	Thermal 5018	CA	94.0%	100%
CATRK1	Truckee 0071	CA	168.0%	160%
CATNP1	Twentynine Palms 5029	CA	98.0%	100%
CAVIC1	Victorville 5002	CA	108.0%	110%
COAUR1	Aurora 0003	CO	104.0%	100%
COSPG1	Colorado Springs 0061	CO	97.1%	100%
CODEN1	Denver	CO	110.1%	110%
CODUR1	Durango 0061	CO	123.7%	120%
COENG1	Englewood	CO	105.0%	100%
COFRD1	Frederick 0003	CO	104.8%	100%
COFSC1	Frisco 0061	CO	144.3%	140%
COGDJ1	Grand Junction 0001	CO	101.3%	100%
COGDJ2	Grand Junction 0010	CO	101.3%	100%
COLKW1	Lakewood 0061	CO	113.6%	110%
COLKW2	Lakewood Program Relief	CO	113.6%	110%
COLNT1	Lone Tree 0003	CO	132.8%	130%
COPBL1	Pueblo 0061	CO	82.5%	100%
CTHAR1	Hartford 0064	CT	108.0%	110%
CTNOR1	Norwich 0064	CT	113.5%	110%
DEGTW1	Georgetown 5604	DE	106.4%	110%
DENEW1	Newark 5601	DE	120.5%	120%

FLBAR1	Bartow 6101	FL	93.4%	100%
FLBRO1	Bronson 6116	FL	86.7%	100%
FLBKV1	Brooksville 0070	FL	81.5%	100%
FLCLM1	Clermont 6125	FL	106.2%	110%
FLCLM2	Clermont Relief Pilot	FL	106.2%	110%
FLCRS1	Crestview 6110	FL	92.9%	100%
FLHOME	FL Homebased	FL	93.4%	100%
FLFTM1	Fort Myers 6122	FL	95.1%	100%
FLFTP2	Fort Pierce	FL	80.7%	100%
FLFTP1	Fort Pierce 6123	FL	80.7%	100%
FLHAV1	Havana 6117	FL	85.5%	100%
FLJCV1	Jacksonville 6103	FL	94.2%	100%
FLJCV2	Jacksonville Relief Pilot	FL	94.2%	100%
FLKEY1	Key West 6112	FL	177.0%	160%
FLKIS1	Kissimmee 6126	FL	91.5%	100%
FLLKC1	Lake City 6119	FL	90.7%	100%
FLLGW1	Longwood 6124	FL	103.9%	100%
FLMAR1	Marianna 6109	FL	85.9%	100%
FLNPT1	North Port 0070	FL	91.7%	100%
FLPEN1	Pensacola 6130	FL	93.2%	100%
FLTMP1	Tampa 0070	FL	95.3%	100%
GACAR1	Carrollton 5912	GA	86.8%	100%
GACNY1	Conyers 5905	GA	89.0%	100%
GAFTB1	Fort Benning 5906	GA	91.9%	100%
GAGNV1	Gainesville 5904	GA	98.9%	100%
GAGNV2	Gainsville Relief Pilot	GA	98.9%	100%
GAGRF1	Griffin 5903	GA	89.9%	100%
GAJAS1	Jasper 5902	GA	95.7%	100%
GAKEN1	Kennesaw 5907	GA	100.5%	100%
GANWN1	Newnan 5909	GA	91.9%	100%
GASPF1	Springfield 5910	GA	90.8%	100%
GATHM1	Thomson 5901	GA	84.0%	100%
GAVLD1	Valdosta 5913	GA	94.1%	100%
HAITI	Haiti	HA	110.0%	110%
IACLD1	Clarinda 7602	IA	78.7%	100%
IADSM1	Des Moines 0008	IA	85.1%	100%
IADSM2	Des Moines 0062	IA	85.1%	100%
IAIWC1	Iowa City 0065	IA	98.9%	100%
IAKNX1	Knoxville 0008	IA	84.9%	100%
IAWTL1	Waterloo 0065	IA	82.5%	100%
IDIDF1	Idaho Falls 7801	ID	92.1%	100%

IDIDF2	Idaho Falls 7802	ID	92.1%	100%
ILCHK1	Cahokia 5425	IL	79.3%	100%
ILCHK2	Cahokia 5426	IL	79.3%	100%
ILCHG1	Chicago 6503	IL	116.2%	120%
ILEFF1	Effingham 5422	IL	88.1%	100%
ILGRC1	Granite City 5401	IL	83.0%	100%
ILGRC2	Granite City 5407	IL	83.0%	100%
ILJOL1	Joliet 6501	IL	103.7%	100%
ILLTF1	Litchfield 5421	IL	81.6%	100%
ILMCH1	McHenry 0044	IL	109.1%	110%
ILRKF2	Rockford 6504	IL	86.2%	100%
ILSPR1	Sparta 5420	IL	81.2%	100%
ILSPF1	Springfield 5424	IL	84.4%	100%
ILURB1	Urbana 5423	IL	88.8%	100%
INCOR1	Corydon 5811	IN	79.5%	100%
INEVN1	Evansville 0022	IN	84.2%	100%
INFTW1	Fort Wayne 8101	IN	83.3%	100%
INSEL1	Sellersburg 5814	IN	91.0%	100%
INWAB1	Wabash 8102	IN	79.1%	100%
KYBED1	KY Bedford 5813	KY	79.3%	100%
KYCHV1	KY Chavis 5807	KY	85.3%	100%
KYDEB1	KY Debord 5815	KY	78.0%	100%
KYELZ1	KY Elizabethtown 5808	KY	93.6%	100%
KYFRA1	KY Frankfort 5805	KY	88.0%	100%
KYGLA1	KY Glasgow 5812	KY	81.8%	100%
KYLND1	KY London 5802	KY	85.1%	100%
KYMST1	KY Mount Sterling 5804	KY	83.5%	100%
KYSOM1	KY Somerset 5803	KY	81.4%	100%
KYSPR1	KY Springfield 5806	KY	80.4%	100%
LARUS1	Ruston 0110	LA	86.1%	100%
MAWOR1	Worchester 7401	MA	110.7%	110%
MDHGT1	Hagerstown 7101	MD	103.7%	100%
MISAG1	Saginaw 0104	MI	77.8%	100%
MISAG2	Saginaw 6201	MI	77.8%	100%
MNALX1	Alexandria 0005	MN	97.2%	100%
MNBLN1	Blaine 0005	MN	109.0%	110%
MNBLN2	Blaine Relief Pilot	MN	109.0%	110%
MNHIB1	Hibbing 0005	MN	91.0%	100%
MNWIL1	Willmar 0005	MN	96.0%	100%
MOCLM1	Columbia 6401	MO	94.2%	100%
MOFRM1	Farmington 5405	MO	86.5%	100%

MOFRM2	Farmington 5410	MO	86.5%	100%
MOJPN1	Joplin 5307	MO	83.7%	100%
MOLMN1	La Monte 6403	MO	82.9%	100%
MOHOME	MO Homebased	MO	87.8%	100%
MONVD1	Nevada 5308	MO	82.5%	100%
MOOSG1	Osage Beach 6402	MO	99.7%	100%
MOSPG1	Springfield 0073	MO	83.0%	100%
MOSTJ1	St Joseph 5306	MO	83.8%	100%
MOSVN	Sullivan 5406	MO	88.1%	100%
MOWRN1	Warrenton 5402	MO	93.0%	100%
MSCLK1	Clarksdale 0110	MS	77.0%	100%
MSHAT1	Hattiesburg 8402	MS	89.4%	100%
MSTUP1	Tupelo 0076	MS	90.1%	100%
MSWIN1	Winona 8401	MS	78.3%	100%
NCCON1	NC Concord 0017	NC	96.9%	100%
NCDUR2	NC Durham 0087	NC	99.9%	100%
NCEDE1	NC Edenton 6907	NC	92.5%	100%
NCELK1	NC Elkin 6903	NC	90.2%	100%
NCRAL1	NC Elm City 6904	NC	85.4%	100%
NCFYV1	NC Fayetteville 0088	NC	94.0%	100%
NCHCK1	NC Hickory 0017	NC	85.6%	100%
NCHOL1	NC Holly Ridge 6901	NC	101.0%	100%
NCLXG1	NC Lexington 6902	NC	83.6%	100%
NCSLC1	NC Siler City 0088	NC	92.3%	100%
NCSMF1	NC Smithfield 0087	NC	92.6%	100%
NCWHT1	NC Whiteville 6906	NC	86.9%	100%
NECRE1	Crete 5311	NE	83.0%	100%
NEFRT1	Fremont 5310	NE	110.0%	110%
NENOR1	Norfolk 5303	NE	84.7%	100%
NEOMA1	Omaha 5305	NE	89.0%	100%
NJSEW1	Sewell 5602	NJ	103.5%	100%
NJWML1	West Milford 0114	NJ	94.1%	100%
NMALM1	Alamogordo 7503	NM	87.2%	100%
NMCLB1	Carlsbad 7504	NM	83.5%	100%
NMCLB2	Carlsbad RW 7510	NM	83.5%	100%
NMDEM1	Deming 7509	NM	85.1%	100%
NMFMG1	Farmington 0019	NM	100.5%	100%
NMFMG2	Farmington 0031	NM	100.5%	100%
NMHOB1	Hobbs 7505	NM	83.7%	100%
NMLCR1	Las Cruces 7506	NM	92.5%	100%
NMROS1	Roswell 7507	NM	83.8%	100%

NMROS2	Roswell 7508	NM	83.8%	100%
NMSVC1	Silver City 7501	NM	91.4%	100%
NVGRV1	Gardnerville 0071	NV	115.2%	120%
NVHEN1	Henderson 5107	NV	117.2%	120%
NVMSQ1	Mesquite 5111	NV	105.7%	110%
NVPAH1	Pahrump 5121	NV	99.2%	100%
NVRNO1	Reno 0071	NV	109.6%	110%
NVRNO2	Reno Relief Pilot	NV	109.6%	110%
NYDEX1	Dexter 5510	NY	96.1%	100%
NYFTD1	Fort Drum 5511	NY	106.6%	110%
NYFUL1	Fultonville 5502	NY	93.0%	100%
NYHAR1	Harris 5505	NY	109.7%	110%
NYHOR1	Hornell 5507	NY	91.3%	100%
NYPOT1	Potsdam 5509	NY	93.5%	100%
NYSEL1	Selkirk 5501	NY	74.3%	100%
NYSEN1	Seneca Falls 5512	NY	91.0%	100%
NYSID1	Sidney 5508	NY	90.4%	100%
NYWAL1	Walkill 5504	NY	120.4%	120%
OHDAY1	Dayton 0084	OH	84.9%	100%
OHLEB1	Lebanon 0084	OH	97.3%	100%
OHLUC1	Lucasville 0058	OH	90.9%	100%
OHMED1	Medina 6802	OH	103.0%	100%
OHMID1	Middlefield 6801	OH	99.4%	100%
OHURB1	Urbana 0084	OH	86.5%	100%
OKCHK1	Chickasha 7005	OK	78.9%	100%
OKLAW1	Lawton 7008	OK	88.6%	100%
OKMSG1	Muskogee 7001	OK	78.5%	100%
OKOKC1	Oklahoma City 7004	OK	84.3%	100%
OKPOT1	Poteau 7007	OK	80.5%	100%
OKPRY1	Pryor 7002	OK	81.4%	100%
OKSEM1	Seminole 7006	OK	79.3%	100%
OKSTW1	Stillwater 7009	OK	90.6%	100%
OKTUL1	Tulsa 7003	OK	89.8%	100%
PADOL2	Doylestown 5611	PA	143.7%	140%
PAEST1	East Stroudsburg 5608	PA	103.2%	100%
PAHAZ1	Hazelton 5609	PA	86.4%	100%
PAKUT1	Kutztown 5607	PA	98.8%	100%
PALAN1	Lansdale 5603	PA	118.4%	120%
PAPOT1	Pottsville 5610	PA	85.3%	100%
PASAY1	Sayre 5506	PA	87.1%	100%
PASOM1	Somerset 5605	PA	90.4%	100%

SCCAM1	SC Camden 6003	SC	95.1%	100%
SCCOL1	SC Columbia 6001	SC	99.2%	100%
SCCON1	SC Conway 6007	SC	96.7%	100%
SCNCH1	SC North Charleston 6008	SC	94.6%	100%
SCORB1	SC Orangeburg 6004	SC	87.7%	100%
SCRCH1	SC Rock Hill 0017	SC	90.7%	100%
SCWBO1	SC Walterboro 6006	SC	89.8%	100%
SDRPC1	Rapid City 6601	SD	98.3%	100%
SDRPC2	Rapid City 6602	SD	98.3%	100%
SDROS1	Rosebud 6603	SD	71.9%	100%
SDHOME	SD Homebased	SD	86.0%	100%
TNCLV1	Clarksville 0068	TN	90.6%	100%
TNLBN1	Lebanon 0068	TN	94.6%	100%
TNMTP1	Mt Pleasant 0068	TN	83.3%	100%
TNSMR1	Smyrna 0113	TN	90.6%	100%
TNTLH1	Tullahoma 0068	TN	85.3%	100%
TXELP1	El Paso 7704	TX	83.3%	100%
TXELP2	El Paso 7705	TX	83.3%	100%
TXELP3	El Paso 7706 Ft Bliss	TX	91.4%	100%
TXHAM1	Hamilton 7707	TX	77.9%	100%
TXKER1	Kerrville 0100	TX	88.4%	100%
TXLGV1	Longview 7709	TX	84.9%	100%
TXMID1	Midland 7702	TX	86.7%	100%
TXNBF1	New Braunfels 0015	TX	89.0%	100%
TXPAL1	Palestine 7710	TX	79.4%	100%
TXSAT1	San Antonio 0015	TX	83.4%	100%
TXSAT2	San Antonio 0015 Baptist	TX	83.4%	100%
TXSNY1	Snyder 7703	TX	75.9%	100%
TXUVL1	Uvalde 0015	TX	76.4%	100%
TXWIN1	Winnsboro 7708	TX	79.0%	100%
UTOGD1	Ogden 0007	UT	88.9%	100%
UTPKC1	Park City 0007	UT	173.4%	160%
UTPAY1	Payson 0007	UT	104.6%	100%
UTSLC1	Salt Lake City 0007	UT	102.9%	100%
UTSLC2	Salt Lake City 0027	UT	102.9%	100%
UTTOL1	Tooele 0007	UT	97.3%	100%
VACHV1	VA Charlottesville 0109	VA	107.7%	110%
VAMTV1	VA Martinsville 6905	VA	78.9%	100%
VAMAT1	VA Mattaponi 5703	VA	104.7%	100%
VAPTB1	VA Petersburg 5702	VA	93.0%	100%
WAARL1	Arlington 0040	WA	120.6%	120%

WABEL1	Bellingham 0040	WA	124.0%	120%
WAOLY1	Olympia 0040	WA	116.5%	120%
WASEA1	Seattle 0040	WA	149.1%	140%
WASEA2	Seattle Relief Pilot	WA	149.1%	140%
WICAM1	Cameron 0005	WI	90.4%	100%
WIFDL1	Fond du Lac 0044	WI	92.3%	100%
WIGBY1	Green Bay 0095	WI	91.4%	100%
WILCR1	La Crosse 0042	WI	88.2%	100%
WIMAD1	Madison 0096	WI	109.3%	110%
WIMSH1	Marshfield 0021	WI	88.6%	100%
WIRHN1	Rhinelander 0021	WI	88.3%	100%
WIWAK1	Waukesha 0044	WI	100.7%	100%
WIHOME	WI Homebased	WI	93.9%	100%
WVBEV1	Beaver 0058	WV	81.6%	100%
WVBUC1	Buckhannon 0058	WV	85.6%	100%
WVMRT1	Martinsburg 7301	WV	98.6%	100%
WVMRG1	Morgantown 0058	WV	92.9%	100%
WVRIP1	Ripley 0058	WV	85.8%	100%
WVWHM1	West Hamlin 0058	WV	77.4%	100%
WYCSP1	Casper 8001	WY	96.1%	100%
WYCSP2	Casper 8002	WY	96.1%	100%
WYCHY1	Cheyenne 0003	WY	93.2%	100%
WYRKS1	Rock Springs 0027	WY	94.0%	100%
WYRKS2	Rock Springs RW 8003	WY	94.0%	100%